                                                               EXHIBIT (a)(1)(i)

                           Offer to Purchase for Cash
                 Any and All Outstanding Shares of Common Stock

                                       of

                            HIGH PLAINS CORPORATION

                                       at

                             $5.6358 NET PER SHARE

                                       by

                      ASA ENVIRONMENT & ENERGY HOLDING AG,

                     an indirect wholly owned subsidiary of

                                 ABENGOA, S.A.


         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
               NEW YORK CITY TIME, ON MONDAY, DECEMBER 17, 2001,
                         UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF NOVEMBER 1, 2001, BY AND AMONG ABENGOA, S.A., ASA ENVIRONMENT & ENERGY HOLDING AG, ABENGOA BIOFUELS CORP. AND HIGH PLAINS CORPORATION. THE BOARD OF DIRECTORS OF HIGH PLAINS CORPORATION HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER; HAS UNANIMOUSLY DETERMINED THAT THE OFFER, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF HIGH PLAINS CORPORATION AND ITS STOCKHOLDERS; AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF HIGH PLAINS CORPORATION ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN ON THE EXPIRATION DATE OF THE OFFER A NUMBER OF SHARES EQUAL TO OR GREATER THAN 81% OF THE TOTAL SHARES THEN ISSUED AND OUTSTANDING. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1 AND 15.

                                --------------

                                   IMPORTANT

   If you wish to tender all or any portion of your shares, you should either
(i) complete and sign the letter of transmittal (or a facsimile thereof) in accordance with the instructions in the letter of transmittal, have your signature guaranteed if required by Instruction 1 to the letter of transmittal, mail or deliver the letter of transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in
Section 2, an agent's message, and any other required documents to American Stock Transfer & Trust Company, the depositary for the offer, and either deliver the certificates for such shares to the depositary along with the letter of transmittal (or facsimile) or deliver such shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you. If you have shares registered in the name of a broker, dealer, bank, trust company or other nominee, you must contact such broker, dealer, bank, trust company or other nominee if you desire to tender such shares.

   If you desire to tender shares and your certificates for shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the depositary prior to the expiration of the offer, your tender may be effected by following the procedure for guaranteed delivery set forth in
Section 2.

   Questions and requests for assistance or for additional copies of this offer to purchase, the letter of transmittal and the notice of guaranteed delivery may be directed to the information agent or to the dealer manager at their respective addresses and telephone numbers set forth on the back cover of this offer to purchase.

                                --------------

                      The dealer manager for the offer is:

                     [LOGO] Banc of America Securities LLC

November 16, 2001

                               TABLE OF CONTENTS

                                                                          Page
                                                                          -----
SUMMARY TERM SHEET.......................................................     1

INTRODUCTION.............................................................     5

THE TENDER OFFER.........................................................     7
   1. Terms of the Offer.................................................     7
   2. Procedure for Tendering Shares.....................................     9
   3. Withdrawal Rights..................................................    11
   4. Acceptance for Payment and Payment for Shares......................    12
   5. Certain Federal Income Tax Consequences............................    13
   6. Price Range of Shares; Dividends...................................    14
   7. Certain Effects of the Offer.......................................    14
   8. Certain Information Concerning High Plains.........................    15
   9. Certain Information Concerning Abengoa, the Purchaser and the Sub..    17
  10. Source and Amount of Funds.........................................    17
  11. Background of the Offer and the Merger.............................    18
  12. Purpose of the Offer and the Merger; Plans for High Plains.........    19
  13. The Merger Agreement; Confidentiality Agreement....................    20
  14. Dividends and Distributions........................................    26
  15. Certain Conditions of the Offer....................................    26
  16. Certain Legal Matters..............................................    27
  17. Fees and Expenses..................................................    29
  18. Miscellaneous......................................................    29

SCHEDULE I--DIRECTORS AND EXECUTIVE OFFICERS OF ABENGOA, THE PURCHASER
 AND THE SUB.............................................................   I-1
  A.  Directors and Executive Officers of Abengoa........................   I-1
  B.  Directors and Executive Officers of the Purchaser..................   I-3
  C.  Directors and Executive Officers of the Sub........................   I-4

SCHEDULE II--SECTION 17-6712 OF THE KANSAS GENERAL CORPORATION CODE......  II-1

SCHEDULE III--AGREEMENT AND PLAN OF MERGER DATED AS OF NOVEMBER 1, 2001
 AMONG ABENGOA, THE PURCHASER, SUB AND HIGH PLAINS....................... III-1

                                      (i)

                               SUMMARY TERM SHEET

   The following is a summary of some of the key terms of this offer to purchase any and all of the outstanding shares of common stock of High Plains Corporation. We urge you to read carefully the remainder of this offer to purchase and the accompanying letter of transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

The Purchaser

   Our name is ASA Environment & Energy Holding AG. We are a company organized under the laws of Switzerland formed for the purpose of holding Abengoa's investments in bioethanol and environmental companies. We are an indirect wholly owned subsidiary of Abengoa, S.A., a company organized under the laws of Spain, which we refer to as "Abengoa." Abengoa is an industrial and technology company that provides solutions for sustainable development, the information and knowledge society and infrastructure. Abengoa operates four business segments: (i) bioethanol, which produces ethyl alcohol from vegetable products,
(ii) environment, which manages and treats industrial waste and water, (iii) systems and network, which provides telecommunication network integration, and
(iv) engineering and industrial construction. As of December 31, 2000, Abengoa's fiscal year-end, Abengoa had total assets of $1.7 billion and for the year ended December 31, 2000 and net earnings of $34.5 million. See Section 9 of this offer to purchase--"Certain Information Concerning Abengoa, the Purchaser and the Sub."

   Following our purchase of shares pursuant to the offer, our wholly owned subsidiary, Abengoa Biofuels Corp., will be merged with and into High Plains Corporation. Unless the context indicates otherwise, we will use the terms "purchaser," "we," "us" and "our" to refer to ASA Environment & Energy Holding AG. See Section 9 of this offer to purchase--"Certain Information Concerning Abengoa, the Purchaser and the Sub."

Classes and Amounts of Shares Sought

   We are seeking to purchase any and all of the outstanding shares of common stock of High Plains Corporation, which we refer to as "High Plains." See "Introduction" and Section 1 of this offer to purchase--"Terms of the Offer."

Offer Prices; Fees and Commission

   We are offering to pay $5.6358 per share, net to you in cash, less any required withholding of taxes and without the payment of interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. We will not be obligated to pay for or reimburse you for such broker or nominee charges. See the "Introduction" section to this offer to purchase. In addition, if you do not complete and sign the Substitute Form W-9 included in the letter of transmittal, you may be subject to required backup federal income tax withholding. See Section 2 of this offer to purchase--"Procedure for Tendering Shares--Backup Withholding."

Source of Funds

   The offer is not conditioned upon any financing arrangements. However, we have represented and warranted to High Plains that we will have sufficient funds available to pay the offer price. We estimate that the total amount of funds required to purchase all outstanding shares pursuant to the offer, consummate the merger and pay all related fees and expenses will be approximately $100 million. Abengoa has agreed to provide us with all funds needed for the offer and merger and to pay related fees and expenses. Abengoa expects to obtain the funds necessary for the offer and merger and to pay related fees and expenses from available cash on hand. See Section 10 of this offer to purchase--"Source and Amount of Funds."

Time for Acceptance

   You will have until 12:00 midnight, New York City time, on Monday, December 17, 2001 (or such later expiration date if the offer is extended), to decide whether to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Sections 1 and 2 of this offer to purchase--"Terms of the Offer" and "Procedure for Tendering Shares."

Extension of the Offer

   We may extend the offer as follows:

  . for additional periods if at the time the offer is scheduled to expire (including at the end of any extension) any of the conditions to the offer are not satisfied or, to the extent permitted, waived by us;

  . for any period during which we are required to extend the offer by the rules of the Securities and Exchange Commission; or

  . for a period not to exceed 20 business days in order to acquire 90% or more of the outstanding shares.

   We are required to extend the offer at the one-time request of High Plains if at the time the offer is scheduled to expire any of the conditions to the offer are not satisfied or waived by us. We may not extend the offer beyond 60 calendar days after commencement of the offer; however, we may elect to provide a "subsequent offering period" of up to 20 business days. See Section 1 of this offer to purchase--"Terms of the Offer."

Notification of Extensions

   We will make a public announcement if we extend the offer, and we will inform American Stock Transfer & Trust Company, the depositary for the offer, of the extension by not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See
Section 1 of this offer to purchase--"Terms of the Offer."

Subsequent Offering Period

   We may also elect to provide a "subsequent offering period" of up to 20 business days. A subsequent offering period, if one is provided, will be an additional opportunity for stockholders to tender, but not withdraw, their shares and receive the offer consideration for such shares promptly after they are tendered. See Section 1 of this offer to purchase-- "Terms of the Offer."

Significant Conditions to the Offer

   We are not obligated to purchase any tendered shares if the total number of shares validly tendered is not equal to or greater than 81% of the total issued and outstanding shares on the date the offer is scheduled to expire. The offer is also subject to a number of other conditions. See Sections 1 and 15 of this offer to purchase--"Terms of the Offer" and "Certain Conditions of the Offer."

Method of Tender

   To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to American Stock Transfer & Trust Company, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can also be tendered by your nominee through the book-entry procedures. If you cannot deliver something that is required by the depositary by the expiration of the offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution, guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. However, the depositary must receive the missing items within that three trading day period. See Section 2 of this offer to purchase--"Procedure for Tendering Shares."

Withdrawal of Tendered Shares

   You can withdraw previously tendered shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by January 15, 2002, you can withdraw them at any time after such date until we accept the shares for payment. See Section 3 of this offer to purchase--"Withdrawal Rights."

   To withdraw previously tendered shares, you must deliver a written, telegraphic or facsimile notice of withdrawal with the required information to the depositary while you still have the right to withdraw the shares. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Sections 1 and 3 of this offer to purchase--"Terms of the Offer" and "Withdrawal Rights."

Time of Payment

   If all of the conditions of the offer are satisfied or waived and your shares of High Plains are accepted for payment, we will pay you promptly after the expiration of the offer. See Section 4 of this offer to purchase-- "Acceptance for Payment and Payment for Shares."

Federal Income Tax Consequences

   The sale of your shares pursuant to the offer will be a taxable event. See
Section 5 of this offer to purchase--"Certain Federal Income Tax Consequences."

Board of Directors Recommendation

   We are making the offer pursuant to an agreement and plan of merger dated as of November 1, 2001 by and among Abengoa, S.A., ASA Environment & Energy Holding AG, Abengoa Biofuels Corp. and High Plains Corporation. The board of directors of High Plains and its transaction committee have unanimously approved the merger agreement, the offer and the proposed merger with Abengoa Biofuels Corp. and unanimously recommend that holders of its common stock accept the offer and tender their shares. See Section 11 of this offer to purchase--"Background of the Offer and the Merger; Past Contacts and Transactions with High Plains."

Merger after Tender Offer

   If we purchase at least 81% of the outstanding shares of High Plains, and certain other applicable conditions are met, Abengoa Biofuels Corp. will be merged with High Plains and all remaining stockholders holding shares (other than stockholders who have properly perfected appraisal rights under Kansas law) will receive the same price per share paid in the offer, that is $5.6358 per share in cash (or any greater amount per share we pay in the offer). See "Introduction" and Section 12 of this offer to purchase--"Purpose of the Offer and the Merger; Plans for High Plains."

Appraisal Rights

   No appraisal rights are available in connection with the offer. After the offer, appraisal rights will be available to holders of shares who do not vote in favor of the merger (if a stockholder vote is required), subject to and in accordance with Kansas law. A holder of shares must properly perfect such holder's right to seek an appraisal under Kansas law in connection with the merger to have appraisal rights as provided under Kansas law. See Section 12 of this offer to purchase-- "Purpose of the Offer and the Merger; Plans for High Plains--Appraisal Rights."

Market for Shares after the Offer

   If we purchase all of the tendered shares and the merger takes place, there will no longer be a trading market for the shares. Even if the merger does not take place, if we purchase all of the tendered shares:

  . there may be so few remaining stockholders and publicly held shares that the shares no longer will be eligible to be traded on the NASDAQ National Market System or another exchange;

  .  there may not be a public trading market for the shares; or

  . High Plains may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 7 of this offer to purchase--"Certain Effects of the Offer."

Return of Tendered Shares

   If any shares that you tender are not accepted for any reason, certificates representing such shares will be returned to you or to the person you specify in your tendering documents. See Section 4 of this offer to purchase-- "Acceptance for Payment and Payment for Shares."

Recent Market Prices

   On November 1, 2001, the last trading day before Abengoa and High Plains announced that they had signed the merger agreement, the last sale price of the shares of High Plains reported on the NASDAQ National Market System was $4.29 per share. On November 15, 2001, the last trading day before we commenced the offer, the last sale price of the shares reported on the NASDAQ National Market System was $5.59 per share. We advise you to obtain a recent quotation for shares of High Plains in deciding whether to tender your shares. See Section 6 of this offer to purchase--"Price Range of Shares; Dividends."

Questions and Information

   You can call Morrow & Co., Inc. at (800) 607-0088 (toll free) (banks and brokers, please call at (800) 654-2468) or Banc of America Securities LLC at
(212) 583-8537. Morrow & Co., Inc. is acting as the information agent and Banc of America Securities LLC is acting as the dealer manager for our tender offer. See the back cover page of this offer to purchase for additional contact information.

To the Holders of Common Stock of
High Plains Corporation:

                                  INTRODUCTION

   We, ASA Environment & Energy Holding AG, hereby offer to purchase any and all outstanding shares of the common stock, par value $.10 per share, of High Plains Corporation, a Kansas corporation, at a price of $5.6358 per share, net to you in cash, less any required withholding of taxes and without the payment of interest, upon the terms and subject to the conditions set forth in this offer to purchase and in the related letter of transmittal. We are an indirect wholly owned subsidiary of Abengoa, S.A., a company organized under the laws of Spain, which we refer to as "Abengoa". Unless the context indicates otherwise, we will use the terms "purchaser," "we," "us" and "our" to refer to ASA Environment & Energy Holding AG.

   If you are record owners of the shares and tender directly to the depositary, you will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the letter of transmittal, transfer taxes on the purchase of shares pursuant to the offer. If you hold your shares through a broker or bank, you should consult such institution as to whether it charges any service fees. We will pay all fees and expenses of Banc of America Securities LLC, which is acting as dealer manager, American Stock Transfer & Trust Company, which is acting as the depositary, and Morrow & Co., Inc., which is acting as information agent, incurred in connection with the offer. See
Section 17.

   The offer is being made pursuant to an agreement and plan of merger dated as of November 1, 2001 by and among Abengoa, S.A., ASA Environment & Energy Holding AG, Abengoa Biofuels Corp. and High Plains Corporation. The merger agreement provides for the making of the offer by us and further provides that, following completion of the offer, Abengoa Biofuels Corp., a Kansas corporation wholly owned by us, will be merged with and into High Plains. The purpose of the merger is to acquire all shares not tendered and purchased pursuant to the offer or otherwise. Pursuant to the merger, each then-outstanding share (other than shares owned by High Plains, and shares owned by stockholders who perfect any available appraisal rights under the Kansas General Corporation Code, or the KGCC) will be converted into the right to receive an amount in cash equal to the price per share paid pursuant to the offer. See Section 13. Certain federal income tax consequences of the sale of shares pursuant to the offer are described in Section 5.

   The board of directors of High Plains and its transaction committee have unanimously approved the merger agreement, the offer and the merger and has determined that the offer, the merger and the transactions contemplated by the merger agreement, are fair to and in the best interests of High Plains and its stockholders. The board of directors of High Plains accordingly recommends that you accept the offer and tender your shares to us.

   High Plains has represented and warranted to us that Goldsmith Agio Helms, its financial advisor, delivered to the transaction committee of the board of directors of High Plains and the board of directors of High Plains a written opinion dated October 30, 2001, to the effect that as of such date and based on and subject to certain matters stated in the opinion, the $5.6358 per share cash consideration to be received in the offer and the merger by holders of shares was fair, from a financial point of view, to such stockholders. A copy of the written opinion of the financial advisor is attached to High Plains' Solicitation/Recommendation Statement on Schedule 14D-9, or the "Schedule 14D-9," filed with the Securities and Exchange Commission, or the "Commission," in connection with the offer and is being distributed to you concurrently herewith. You are encouraged to read the opinion of the financial advisor carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by the financial advisor in connection with such opinion. The opinion of the financial advisor was prepared for the board of directors of High Plains and its transaction committee and does not constitute a recommendation to you as to whether you should tender shares pursuant to the offer or how you should vote on the merger or as to any other matter relating to the offer and the merger. The financial advisor was retained to advise the board of directors of High Plains in connection with the transactions contemplated by the merger agreement and was not engaged as an advisor or agent to you.

   The offer is conditioned upon, among other things, there being validly tendered and not withdrawn on the expiration date that number of shares equal to or greater than 81% of all issued and outstanding shares. We refer to this condition as the "minimum tender condition." See Sections 1 and 15.

   Based on representations of High Plains in the merger agreement, as of November 1, 2001, the number of shares required to be validly tendered to satisfy the minimum tender condition would be 13,293,214. However, the actual number of shares will depend on the facts as they exist on the expiration date.

   If the minimum tender condition and the other conditions to the offer are satisfied, we will own a sufficient number of shares to ensure that the merger will be approved. Under the KGCC, if after consummation, we own at least 90% of the shares then outstanding, we will be able to cause the merger to occur pursuant to the "short-form" merger provisions of the KGCC, without a vote of High Plains' stockholders. However, if we own less than 90% of the shares then outstanding after consummation of the merger, a vote of High Plains' stockholders will be required under the KGCC to effect the merger.

   The offer is also conditioned upon satisfaction of the conditions set forth in Section 15. We refer to the foregoing conditions to the offer collectively as the "offer conditions."

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD READ BOTH DOCUMENTS CAREFULLY IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. Terms of the Offer

   Upon the terms and subject to the offer conditions, we will accept for payment and pay for any and all shares validly tendered prior to the expiration date and not theretofore properly withdrawn in accordance with Section 3. The term "expiration date" means 12:00 Midnight, New York City time, on Monday, December 17, 2001, unless and until we extend the period of time during which the offer is open, in which event the term expiration date will mean the latest time and date at which the offer, as so extended by us, will expire.

   We will not, without the prior written consent of High Plains, do any of the following:

  (i)  decrease the offer price;

  (ii)  decrease the number of shares sought to be purchased in the offer;

  (iii) change the form of consideration or amend any of the conditions to the offer in a manner adverse to you (other than with respect to insignificant changes or amendments); or

  (iv)  impose additional conditions on the offer.

   Pursuant to the merger agreement, we shall, upon the one-time written request of High Plains, extend the expiration date by ten additional business days if on the initial scheduled expiration date of the offer, all offer conditions have not been satisfied or waived. In addition, if all offer conditions have not been satisfied or waived by the initial scheduled expiration date, we may from time to time, until such time as all conditions are satisfied or waived, extend the expiration date, each such extension not to exceed (unless otherwise consented to by High Plains) the lesser of 10 business days or such fewer number of days that we believe are necessary to cause all conditions to the offer to be satisfied; provided, however, the expiration date may not be extended beyond 60 calendar days after commencement of the offer. In addition, the offer price may be increased and the offer may be extended to the extent required by applicable law. If, immediately prior to the initial expiration date of the offer, the shares validly tendered and not withdrawn equal less than 90% of the outstanding shares, we may extend the expiration date for a period not to exceed 20 business days, notwithstanding that all offer conditions are satisfied as of such expiration date. In addition, we may make available a subsequent offering period of up to 20 business days as provided in Rule 14d-11 under the Securities Exchange Act of 1934, as amended, or the "Exchange Act."

   Under no circumstances will we pay interest on the offer price for tendered shares, whether or not the offer is extended.

   Any extension, amendment or termination of the offer will be followed as promptly as practicable by a public announcement. In the case of an extension, an announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

   If we extend the offer or we delay our acceptance for payment of or payment (whether before or after its acceptance for payment of shares) for shares or are unable to pay for shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the depositary may retain tendered shares on our behalf, and such shares may not be withdrawn except you are entitled to withdrawal rights as described in Section 3. However, our ability to delay the payment for shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

   If we make a material change in the terms of the offer or the information concerning the offer or waive a material condition of the offer, we will disseminate additional tender offer materials and extend the offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

   Pursuant to Rule 14d-11 under the Exchange Act, we may, subject to certain conditions, elect to provide a subsequent offering period of up to 20 business days in length following the expiration of the offer on the expiration date and acceptance for payment of the shares tendered in the offer. A subsequent offering period would be an additional period of time, following the expiration of the offer and the purchase of shares in the offer, during which stockholders may tender shares not tendered in the offer. A subsequent offering period, if one is provided, is not an extension of the offer, which already will have been completed.

   During a subsequent offering period, you will not have withdrawal rights and we will promptly purchase and pay for any shares tendered at the same price paid in the offer. Rule 14d-11 under the Exchange Act provides that we may provide a subsequent offering period so long as, among other things:

  (i)  the initial 20-business day period of the offer has expired;

  (ii) we offer the same form and amount of consideration for shares in the subsequent offering period as in the initial offer;

  (iii) we immediately accept and promptly pay for all shares tendered during the offer prior to its expiration;

  (iv) we announce the results of the offer, including the approximate number and percentage of shares deposited in the offer, no later than 9:00 a.m., New York City time, on the next business day after the expiration date and immediately begins the subsequent offering period; and

  (v) we immediately accept and promptly pay for shares as they are tendered during the subsequent offering period.

   In the event we elect to provide a subsequent offering period, we will provide an announcement to that effect by issuing a press release to a national news service on the next business day after the previously scheduled expiration date.

   We may, in our sole discretion, provide a subsequent offering period regardless of whether or not the events or the facts set forth in Section 15 of this offer to purchase have occurred. If we have acquired less than 90% of the shares of High Plains on the expiration date of the offer, we may extend the offer for a period not to exceed 20 business days. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to shares tendered in the offer and accepted for payment. The same consideration will be paid to stockholders tendering shares in the offer or in a subsequent offering period, if one is provided.

   High Plains has agreed to provide to us its stockholder lists and security position listings for the purpose of disseminating the offer to holders of shares. This offer to purchase, the related letter of transmittal and other relevant materials will be mailed to record holders of shares whose names appear on High Plains' stockholder lists, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares, by us following receipt of such lists or listings from High Plains.

2. Procedure for Tendering Shares

   Valid Tender. To tender shares pursuant to the offer, you must comply with one of the following:

  (i) a letter of transmittal (or a facsimile thereof) properly completed and duly executed in accordance with the instructions of the letter of transmittal, with any required signature guarantees, certificates for the shares to be tendered and any other documents required by the letter of transmittal must be received by the depositary at one of its addresses set forth on the back cover of this offer to purchase prior to the expiration date;

  (ii) such shares must be properly delivered pursuant to the procedures for book-entry transfer, as described below, and a confirmation of such delivery received by the depositary, which confirmation must include an agent's message if the tendering stockholder has not delivered a letter of transmittal, prior to the expiration date; or

  (iii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

   Book-Entry Transfer. The depositary will establish accounts with respect to the shares at the Depository Trust Company, or the book-entry transfer facility, for purposes of the offer within two business days after the date of this offer to purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make a book-entry delivery of shares by causing the book-entry transfer facility to transfer such shares into the depositary's account in accordance with the book-entry transfer facility's procedures for such transfer. However, although delivery of shares may be effected through book-entry transfer into the depositary's account at the book-entry transfer facility, the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an agent's message, and any other required documents, must, in any case, be transmitted to, and received by, the depositary at one of its addresses set forth on the back cover of this offer to purchase prior to the expiration date, or you must comply with the guaranteed delivery procedures described below. We refer to the confirmation of a book-entry transfer of shares into the depositary's account at the book-entry transfer facility as described above as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility's procedures does not constitute delivery to the depositary.

   The term "agent's message" means a message transmitted by a book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the participant.

   The method of delivery of shares, the letter of transmittal and all other required documents, including delivery through the book-entry transfer facility, is at your option and risk. Shares will be deemed delivered only when actually received by the depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Signature Guarantees. No signature guarantee is required on the letter of transmittal if (i) the letter of transmittal is signed by the registered holder(s) (which term, for this purpose, includes any participant in any of the book-entry transfer facility's system whose name appears on a security position listing as the owner of the shares) of shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the letter of transmittal or (ii) such shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (we refer to each of these financial institutions as an "eligible institution"). In all other cases, all signatures on the letter of transmittal must be guaranteed by an eligible institution. See Instructions 1 and 5 to the letter of transmittal. If the certificates for shares are registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the letter of transmittal.

   Guaranteed Delivery. If you wish to tender shares pursuant to the offer and your certificates for shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the depositary prior to the expiration date, your tender may be effected if all the following conditions are met:

  (i)  such tender is made by or through an eligible institution;

  (ii) a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, is received by the depositary, as provided below, prior to the expiration date; and

  (iii) the certificates for all tendered shares, in proper form for transfer (or a book-entry confirmation with respect to all such shares), together with a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and any other required documents are received by the depositary within three trading days after the date of execution of such notice of guaranteed delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (which we refer to as the "New York Stock Exchange") is open for business.

   The notice of guaranteed delivery may be delivered by hand to the depositary or transmitted by telegram, facsimile transmission or mail to the depositary and must include a guarantee by an eligible institution in the form set forth in such notice of guaranteed delivery.

   Notwithstanding any other provision of this offer, payment for shares accepted for payment pursuant to the offer will in all cases be made only after timely receipt by the depositary of (i) certificates for such shares (or a timely book-entry confirmation with respect thereto), (ii) a letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and (iii) any other required documents. Accordingly, you may be paid at different times depending upon when certificates for shares or book-entry confirmations with respect to shares are actually received by the depositary. Under no circumstances will we pay interest on the offer price for the tendered shares, regardless of any extension of the offer or any delay in making such payment.

   Our acceptance for payment of shares tendered pursuant to one of the procedures described above will constitute a binding agreement between us upon the terms and subject to the offer conditions.

   Appointment. By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, in the manner set forth in the letter of transmittal, each with full power of substitution, to the full extent of your rights with respect to the shares tendered by you and accepted for payment by us and with respect to any and all other shares or other securities or rights issued or issuable in respect of such shares on or after the date of this offer to purchase. All such proxies will be considered coupled with an interest in the tendered shares. Such appointment will be effective when, and only to the extent that, we accept for payment shares tendered by you as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by you with respect to such shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). Our designees will thereby be empowered to exercise all voting and other rights with respect to such shares and other securities or rights in respect of any annual, special or adjourned meeting of High Plains' stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for shares to be deemed validly tendered, immediately upon our acceptance for payment of such shares, we must be able to exercise full voting, consent and other rights with respect to such shares and other securities or rights, including voting at any meeting of stockholders.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. Neither we, Abengoa, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the offer (including the letter of transmittal and the instructions thereto) will be final and binding.

   Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the offer, you must, unless an exemption applies, provide the depositary with your correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that you are not subject to backup withholding. If you do not provide your correct TIN or fail to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on you and payment of cash to you pursuant to the offer may be subject to backup withholding of 30.5% (for payments received in 2001) or 30% (for payments received in 2002 or later years). If you are surrendering shares pursuant to the offer, you should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, a copy of which may be obtained from the depositary, in order to avoid backup withholding. See Instruction 9 to the letter of transmittal.

3. Withdrawal Rights

   Except as otherwise provided in this Section 3, tenders of shares are irrevocable. Shares tendered pursuant to the offer may be withdrawn pursuant to the procedures set forth below at any time prior to the expiration date and, unless theretofore accepted for payment and paid for by us pursuant to the offer, may also be withdrawn at any time after January 15, 2002.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the depositary at one of its addresses set forth on the back cover of this offer to purchase and must specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and, unless such shares have been tendered by an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution. If shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility's procedures. Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer. However, withdrawn shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the expiration date.

   If we extend the offer, delay acceptance for payment of the shares, or if we are unable to accept shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the depositary may nevertheless retain tendered shares on our behalf and such shares may not be withdrawn, except to the extent that you are entitled to and duly exercise your withdrawal rights as described in this Section 3. Any such delay will be by an extension of the offer to the extent required by law.

   In the event we provide a subsequent offering period following the offer, no withdrawal rights will apply to shares tendered during such subsequent offering period or to shares tendered in the offer and accepted for payment.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, which determination will be final and binding. Neither we, Abengoa, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. Acceptance for Payment and Payment for Shares

   Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and will pay for all shares validly tendered prior to the expiration date and not properly withdrawn in accordance with Section 3 promptly after the expiration date. Subject to the terms of the merger agreement, we expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

   Our reservation of the right to delay the acceptance, purchase of or payment for shares is subject to the terms of the merger agreement and the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the offer.

   In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of (i) the certificates for such shares (or a timely book-entry confirmation with respect thereto), (ii) a letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and (iii) any other required documents. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares (or book-entry confirmations with respect to shares) are actually received by the depositary.

   The per share consideration paid to any stockholder pursuant to the offer will be the highest per share consideration paid to any other stockholder pursuant to the offer.

   For purposes of the offer, we will be deemed to have accepted for payment, and thereby purchased, shares properly tendered to us and not withdrawn as, if and when we give oral or written notice to the depositary of our acceptance for payment of such shares. Upon the terms and subject to the conditions of the offer, payment for shares accepted for payment pursuant to the offer will be made by deposit of the purchase price therefor with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the purchaser and transmitting payment to tendering stockholders whose shares have been accepted for payment. Under no circumstances will we pay interest on the offer price for tendered shares, regardless of any extension of the offer or any delay in making such payment.

   If we delay acceptance for payment of or payment for shares or if we are unable to accept for payment or pay for shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the depositary may, nevertheless, on our behalf, retain tendered shares, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

   If any tendered shares are not purchased pursuant to the offer for any reason, certificates for any such shares will be returned, without expense to the tendering stockholder (or, in the case of shares delivered by book-entry transfer of such shares into the depositary's account at the book-entry transfer facility pursuant to the procedure set forth in Section 2, such shares will be credited to an account maintained at the book-entry transfer facility), as promptly as practicable after the expiration or termination of the offer.

5. Certain Federal Income Tax Consequences

   The receipt of cash pursuant to the offer or the merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the offer or the merger and the aggregate tax basis in the shares tendered by the stockholder and purchased pursuant to the offer or converted pursuant to the merger, as the case may be. Gain or loss will be calculated separately for each block of shares tendered and purchased pursuant to the offer or converted pursuant to the merger, as the case may be.

   If shares are held by you as capital assets, gain or loss recognized by you will be capital gain or loss, which will be long-term capital gain or loss if your holding period for the shares exceeds one year. Under present law, long-term capital gains recognized by an individual stockholder are generally subject to tax at a maximum tax rate of 20%. Capital losses can be used without limit to reduce capital gains and, for individuals, up to $3,000 of net capital losses can be used annually to reduce ordinary income.

   A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders shares may be subject to 30.5% backup withholding on payments received in 2001 (30% withholding for payments received in 2002 and later years) unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder that does not furnish its TIN, or that does not otherwise establish a basis for an exemption from backup withholding, may be subject to a penalty imposed by the IRS. See Section 2. Each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal so as to provide the information and certification necessary to avoid backup withholding.

   If backup withholding applies to a stockholder, the depositary is required to withhold the applicable percentage (as discussed above) from payments to you. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing a federal income tax return.

   The foregoing discussion may not be applicable with respect to shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of shares who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions, and may not apply to a holder of shares in light of individual circumstances.

   The foregoing discussion is intended as a general summary only. You are urged to consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the offer and the merger.

6. Price Range of Shares; Dividends

   The shares are traded on the NASDAQ National Market System under the symbol HIPC. The following table sets forth, for each of the calendar quarters indicated, the high and low selling prices per share based on selling prices as reported by the NASDAQ.

                            HIGH PLAINS CORPORATION

                                                                   High   Low
                                                                  ------ ------
     Fiscal Year Ended June 30, 2000
     First Quarter............................................... $1.906 $1.375
     Second Quarter..............................................  1.906  0.688
     Third Quarter...............................................  4.938  1.750
     Fourth Quarter..............................................  3.750  2.000
     Fiscal Year Ended June 30, 2001
     First Quarter...............................................  4.047  2.125
     Second Quarter..............................................  4.063  2.063
     Third Quarter...............................................  3.719  2.625
     Fourth Quarter..............................................  5.000  3.063
     Fiscal Year Ended June 30, 2002
     First Quarter...............................................  4.700  3.510
     Second Quarter (through November 15, 2001)..................  5.640  3.300

   On November 1, 2001, the last full trading day before the first public announcement of the execution of the merger agreement, the closing sale price of the shares on the NASDAQ was $4.29 per share. On November 15, 2001, which was the last full trading day before commencement of the offer, the closing sale price of the shares on the NASDAQ was $5.59 per share. You are urged to obtain current market quotations for the shares.

   According to High Plains' Annual Report on Form 10-K/A for the year ended June 30, 2001, which we refer to as the "Company 10-K," High Plains has not paid any cash dividends on the shares since its organization in 1980.

7. Certain Effects of the Offer

   Market for the Shares. The purchase of shares pursuant to the offer will reduce the number of holders of shares and the number of shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares held by the public.

   Stock Quotation. Depending upon the number of shares purchased pursuant to the offer, the shares may no longer meet the requirements for continued trading on the NASDAQ. According to NASDAQ's published guidelines, NASDAQ would consider delisting the shares if, among other things, (i) the number of round lot holders of shares falls below 300, (ii) the number of publicly held shares (exclusive of holdings of officers and directors of High Plains and their immediate families and other concentrated holdings of 10% or more) fall below 500,000, or (iii) the amount of High Plains' net tangible assets falls below $2.0 million or the aggregate market value of the publicly held shares falls below $1.0 million. According to the Company 10-K, there were 16,393,890 shares outstanding as of August 31, 2001, and approximately 5,600 holders of record of shares as of June 30, 2001.

   If NASDAQ delists the shares, the market for the shares could be adversely affected. It is possible that the shares would continue to trade in the over-the-counter market, and that price quotations would be reported by other sources. The extent of the public market for the shares and the availability of such quotations would, however, depend upon the number of holders of shares remaining at such time, the interest in maintaining a market in the shares on the part of securities firms, the possible termination of registration of the shares under the Exchange Act, as described below, and other factors. If, as a result of the purchase of shares pursuant to the offer, the shares no longer meet NASDAQ's requirements for continued listing and the shares are no longer included in NASDAQ, the market for shares could be adversely affected.

   Exchange Act Registration. The shares are currently registered under the Exchange Act. Registration of the shares under the Exchange Act may be terminated upon application of High Plains to the Commission if the shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the shares under the Exchange Act would substantially reduce the information required to be furnished by High Plains to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to High Plains, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of High Plains and persons holding "restricted securities" of High Plains to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, or the "Securities Act," may be impaired or eliminated.

   We intend to cause High Plains to apply for termination of registration of the shares under the Exchange Act as soon after the completion of the offer as the requirements for such termination are met. If registration of the shares is not terminated prior to the merger, then the shares will be delisted from NASDAQ and the registration of the shares under the Exchange Act will be terminated following consummation of the merger.

8. Certain Information Concerning High Plains

   High Plains is a Kansas corporation with its principal offices at 200 W. Douglas, Suite #820, Wichita, Kansas 67202. The telephone number of High Plains is (316) 269-4310 and its website is http:// www.highplainscorp.com. According to the Company 10-K, High Plains is engaged in the production and sale of fuel grade and industrial grade ethanol. Fuel grade ethanol is High Plains' primary product.

   Available Information. High Plains is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning High Plains' directors and officers, their remuneration, stock options and other matters, the principal holders of High Plains' securities and any material interest of such persons in transactions with High Plains is required to be disclosed in proxy statements distributed to High Plains' stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the Commission located at Northeast Regional Office, 233 Broadway, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Copies of High Plains' filings also may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, DC 20549 at prescribed rates. Such reports, proxy statements and other information also may be obtained at the website that the Commission maintains at http://www.sec.gov. Such material also should be available for inspection at the offices of NASDAQ, 1735 K Street, N.W., Washington, D.C. 20006.

   The information concerning High Plains contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although we do not have any knowledge that any such information is untrue, we do not take any responsibility for the accuracy or completeness of such information or for any failure by High Plains to disclose events that may have occurred and may affect the significance or accuracy of any such information.

   Certain Projections. During the course of discussions between representatives of Abengoa and High Plains prior to entering into the merger agreement, High Plains provided Abengoa with certain projected financial data. The projections provided by High Plains forecast revenues increasing from $150.4 million in 2001 to a range between $228.9 million and $274.8 million in 2004 and operating income increasing from $11.2 million in 2001 to a range between $19.2 million and $29.1 million in 2004. Additionally, net income was forecast to increase from $6.2 million in 2001 to $11.6 million in 2004. The upper limit of the ranges relating to revenues and operating income assumes the execution of specific expansion projects to increase the production capacity of High Plains' facilities. Those projects are subject to obtaining the necessary environmental approval, permitting, engineering and technical feasibility, tax incentives and obtaining the required funding. High Plains did not provide a forecast for net income in 2004 with expansion projects.

   High Plains' financial projections are heavily dependent on ethanol prices. In this context, High Plains provided the following projections for ethanol prices (FOB): $1.23 per gallon in 2002 and $1.24 per gallon in 2003 and 2004. The price of ethanol is subject to significant volatility and uncertainty due to changes in commodity and financial markets, as well as changes in federal and state regulation, among other factors.

   The projections are forward-looking statements that are subject to significant uncertainties and contingencies and based on assumptions, many of which are beyond High Plains' control and none of which were subject to approval by Abengoa or us. In addition, they do not necessarily represent the assumed performance by High Plains if it is acquired by us. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections.

   In addition, these projections were not prepared in accordance with generally accepted accounting principles, and none of Abengoa's, High Plains' or our independent accountants have examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections. These projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above.

   The inclusion of projections herein should not be regarded as an indication that Abengoa, High Plains or us or any of our respective affiliates or representatives considered or considers the projections to be an accurate prediction of future events, and the projections should not be relied upon as such. None of such persons assumes any responsibility for the reasonableness, completeness, accuracy or reliability of such projections. None of Abengoa, High Plains or us or any of our respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of High Plains compared to the information contained in the projections, and none of such persons intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

9. Certain Information Concerning Abengoa, the Purchaser and the Sub

   Abengoa is a company organized under the laws of Spain with its principal office located at Avda. De la Buhaira, 2, 41018 Sevilla, Spain. The telephone number of Abengoa is (34 95) 493-7111. Abengoa is an industrial and technology company that provides solutions for sustainable development, the information and knowledge society and infrastructure. Abengoa operates four business segments: (i) bioethanol, which produces ethyl alcohol from vegetable products,
(ii) environment, which manages and treats industrial waste and water, (iii) systems and network, which provides telecommunication network integration, and
(iv) engineering and industrial construction.

   We are a company organized under the laws of Switzerland and we are an indirect wholly owned subsidiary of Abengoa. Our principal office is located at Grafenaweg 6, 6304. Zug, Switzerland. Our telephone number is 41 (41) 725-3311. We were formed for the purpose of holding Abengoa's investments in bioethanol and environmental companies.

   Abengoa Biofuels Corp., which we refer to as "Sub," is a Kansas corporation. Its principal office and telephone number are the same as Abengoa. Sub was organized to merge into High Plains and has not conducted any other business since its organization. All outstanding shares of Sub are owned by us.

   The name, citizenship, business address, principal occupation or employment and five-year employment history for each of our directors and executive officers including the directors and executive officers of Abengoa and Sub and certain other information are set forth in Schedule I to this offer to purchase.

   Except as described in this offer to purchase (including Schedule I hereto), none of Abengoa, the purchaser or, to the best knowledge of Abengoa or the purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Abengoa, the purchaser or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any equity security of High Plains, and none of Abengoa, the purchaser or, to the best knowledge of the purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of High Plains during the past 60 days.

   Except as described in this offer to purchase, as of the date hereof (i) there have not been any contacts, transactions or negotiations between Abengoa or the purchaser, any of their respective subsidiaries or, to the best knowledge of Abengoa and the purchaser, any of the persons listed in Schedule I hereto, on the one hand, and High Plains or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (ii) none of Abengoa, the purchaser or, to the best knowledge of Abengoa and the purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any person with respect to any securities of High Plains. During the offer, Abengoa and the purchaser intend to have ongoing contacts with High Plains and its directors, officers and stockholders.

   None of the persons listed in Schedule I to this offer to purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in
Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

   Available Information. Abengoa's shares are listed on the Madrid Stock Exchange. Additional information regarding Abengoa is located on its website at http://www.abengoa.com.

10. Source and Amount of Funds

   The offer is not conditioned upon any financing arrangements. However, we have represented and warranted to High Plains that we will have sufficient funds available to pay the offer price at the expiration date of the offer.

   We estimate that the total amount of funds required to purchase all outstanding shares pursuant to the offer, consummate the merger and pay all related fees and expenses will be approximately $100 million. Abengoa has agreed to provide us with all funds needed for the offer and merger and to pay related fees and expenses. Abengoa expects to obtain the funds necessary for the offer and merger and to pay related fees and expenses from available cash on hand.

11. Background of the Offer and the Merger

   Background of Offer. In June 2001, Abengoa started to explore the possibility of a business combination with High Plains. On July 11, 2001, Mr. Joaquin Alarcon (Director of Corporate Development, Bioethanol Division) and Mr. Jose Antonio Moreno (Engineering Vice-President), from Abengoa, met with Mr. Gary Smith (Chief Executive Officer of High Plains), Mr. Timothy Newkirk (Chief Operating Officer of High Plains), Mr. Christopher Standlee (Vice President and General Counsel of High Plains) and Mr. Asif Malik (plant manager of High Plains) in Wichita, Kansas, to (1) outline each company's strategy and vision in the ethanol industry and (2) to eventually explore potential options of collaboration.

   High Plains and Abengoa continued exploring potential ways to collaborate in a second meeting that took place in Wichita, Kansas on August 30, 2001. During the course of the meeting, Mr. Alarcon explained Abengoa's strategy in the ethanol industry as well as its aspirations in Europe and the United States. Mr. Smith made a presentation covering (1) High Plains' financial performance during fiscal year 2001 (ended June 30, 2001), (2) High Plains' marketing and operations strategies, and (3) future business opportunities.

   During that meeting both companies decided to sign a confidentiality agreement and non-disclosure agreement in order to exchange information more freely to explore potential business combinations. This agreement was signed August 30, 2001.

   Between September 10, 2001 and September 14, 2001, Abengoa conducted a preliminary due diligence investigation of High Plains.

   On September 19, 2001, during the course of a videoconference, Mr. Alarcon presented a verbal, non-binding proposal for the purchase of all outstanding shares of High Plains payable in cash, subject to a due diligence investigation of High Plains' businesses. Mr. Felipe Benjumea (Chief Executive Officer and Chairman of Abengoa) confirmed this non-binding indication of interest in a letter sent to Mr. Smith immediately prior to the videoconference.

   In a telephone conversation on September 21, 2001 among Mr. Alarcon, Mr. Smith, Mr. Newkirk and Mr. Standlee, High Plains agreed to enter into negotiations and the parties agreed to meet to discuss the proposed transaction further.

   The subsequent meeting took place on September 27, 28 and 29 in Wichita, Kansas. During the course of these three days:

     (1) Mr. Alarcon, Abengoa's advisors, High Plains' management team and its financial advisors discussed the duration and content of any due diligence investigation. High Plains and Abengoa agreed that Abengoa would complete its due diligence investigation by October 31, 2001 and the parties would endeavor to finalize and sign an acquisition agreement by November 1.

     (2) The parties discussed the terms and conditions upon which High Plains would agree to deal exclusively with Abengoa for a period of time with respect to the sale of High Plains.

     (3) Mr. Alarcon, Abengoa's advisors and Mr. Newkirk, visited two of High Plains' production facilities located in Colwich, Kansas and York, Nebraska.

   On October 1, 2001, High Plains signed an exclusivity agreement in which it agreed not to enter into negotiations or discussions with any other party for the sale of the capital stock of High Plains or for the sale of any assets of High Plains until October 31, 2001.

   During the period between September 28 through October 31, 2001, Abengoa and its advisors conducted a due diligence investigation of High Plains. During this same period, the parties negotiated the terms of a merger agreement.

   Final negotiations took place in Wichita on October 24 and 25, 2001. Mr. Joaquin Coronado (newly appointed Chief Executive Officer of Abengoa's ethanol division) and Mr. Alarcon presented the key findings of its due diligence investigation. The parties also discussed the terms and conditions of the offer included in the merger agreement. The consideration offered by Abengoa was $5.6358 per share for all shares outstanding, payable in cash. The consideration was defined as net of the cost of the Company stock option plan as well as other transaction related expenses.

   A draft of the merger agreement was presented to the board of directors of Abengoa and to the board of directors of High Plains on October 30. Both boards unanimously approved the merger agreement.

   On November 1, 2001, the merger agreement was signed by Abengoa, High Plains, Abengoa Biofuels Corp. and us. On the same day, Abengoa and High Plains issued a joint press release announcing the transaction.

   During the offer, we intend to have ongoing contact with High Plains, its officers, directors and stockholders.

12. Purpose of the Offer and the Merger; Plans for High Plains

   Purpose. The purpose of the offer and the merger is to enable us to acquire control of, and the entire equity interest in, High Plains. The offer, as the first step in the acquisition of High Plains, is intended to facilitate the acquisition of all the shares. We currently intend, as soon as practicable following consummation of the offer, to consummate the merger. The purpose of the merger is to acquire all shares not tendered and purchased pursuant to the offer or otherwise. Pursuant to the merger, each then-outstanding share (other than shares owned by High Plains and shares owned by stockholders who perfect any available appraisal rights under the KGCC) will be converted into the right to receive an amount in cash equal to the price per share paid by us pursuant to the offer.

   Vote Required to Effect the Merger. Except in the case of a "short-form" merger, as described below, High Plains' articles of incorporation, as amended, require the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares to effect the merger. If we acquire, through the offer or otherwise, voting power with respect to seventy-five percent (75%) of the outstanding shares, which would be the case if the minimum tender condition were satisfied and we were to accept for payment shares tendered pursuant to the offer, we would have sufficient voting power to effect the merger without the vote of any other High Plains' stockholder.

   Section 17-6703 of the KGCC provides that in any case in which at least ninety percent (90%) of the outstanding shares of a subsidiary corporation is owned by a parent corporation, the parent corporation can effect a "short-form" merger with that subsidiary corporation without a vote of the stockholders of that subsidiary corporation. Accordingly, if, as a result of the offer or otherwise, we acquire or control the voting power of at least ninety percent (90%) of the outstanding shares, we will, together with High Plains and subject to certain conditions specified in the merger agreement, cause the merger to become effective as soon as practicable after such acquisition without prior notice to, or any action by, any other High Plains' stockholder.

   Appraisal Rights. Stockholders do not have appraisal rights as a result of the offer. However, if the merger is consummated, stockholders of High Plains at the time of the merger who do not vote in favor of the merger and comply with all statutory requirements will have the right under the KGCC to receive payment of the value of the stockholder's shares on the effective date of the merger, exclusive of any element of value arising from the expectation or accomplishment of the merger. If High Plains and a stockholder fail to agree upon the value of such stock, the stockholder or the surviving corporation may demand a determination of the value of the stock by an appraiser or appraisers to be appointed by the district court, in accordance with Section 17-6712 of the KGCC, which is attached hereto as Schedule II.

   In determining the value of the eligible shares, the appraisers will value the shares as of the effective time of the merger without regard to any element of value arising from the expectation or accomplishment of the merger, and the appraisers will base their valuation upon such investigation as seems proper to them. The appraisers must give all interested parties a reasonable opportunity to submit pertinent evidence of the value of the eligible shares. After receiving the report of the appraisers, the court will then determine the value of the eligible shares of all of the dissenting stockholders and will direct payment of that value, together with such interest as the court orders, if any, to the appropriate parties. The costs of the appraisal, including reasonable fees and expenses of the appraisers, but not including fees and expenses of counsel and experts retained by any party, will be assessed against the parties as the court deems equitable.

   Stockholders should be aware that in seeking appraisal of their eligible shares, the value as determined under Section 17-6712 of the KGCC could be more than, the same as, or less than the consideration per share to be paid in the merger.

The foregoing is a summary of the material aspects of Section 17-6712 of the KGCC. You should read carefully the text of Section 17-6712. Failure to follow the steps required by Section 17-6712 for perfecting appraisal rights may result in the loss of such rights.

   Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the merger. However, Rule 13e-3 should not be applicable if the merger is consummated within one year after the expiration or termination of the offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction. The purchase of a substantial number of shares pursuant to the offer may result in High Plains being able to terminate its Exchange Act registration prior to the merger. If such registration were terminated, Rule 13e-3 would be inapplicable to the merger.

   Plans for High Plains. At the effective time of the merger, the directors of the Sub will become the directors of High Plains, and the officers of High Plains will continue to be officers of High Plains. We intend to cause High Plains to apply for termination of registration of the shares under the Exchange Act as soon after the completion of the offer as the requirements for such termination are met. If registration of the shares is not terminated prior to the merger, then the shares will be delisted from NASDAQ and the registration of the shares under the Exchange Act will be terminated following consummation of the merger.

   We expect that initially following the merger, the business and operation of High Plains will be continued substantially as they are currently being conducted. We intend to conduct a detailed review of High Plains and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, we will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist.

13. The Merger Agreement; Confidentiality Agreement

                              The Merger Agreement

   The following is a summary of the material provisions of the merger agreement. This summary does not purport to be a complete description of the terms and conditions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Schedule III to this offer to purchase.

   Parties. The parties to the merger agreement are Abengoa, the Sub, High Plains and us.

   The Offer. The merger agreement provides that we will commence the offer to purchase all of the outstanding shares at the offer price. We are required under the terms of the merger agreement to commence the offer as soon as practicable and to file a Tender Offer Statement on Schedule TO with the Commission as of the date of its commencement of the offer.

   Pursuant to the merger agreement, we are obligated to accept for payment and pay for all shares validly tendered and not withdrawn pursuant to the offer as soon as we are permitted to do so under applicable law after the expiration of the offer. This obligation is subject to various conditions, summarized in
Section 15 of this offer to purchase.

   Pursuant to the merger agreement, we shall, upon the one-time written request of High Plains, extend the expiration date by ten additional business days if on the initial scheduled expiration date of the offer, all conditions to the offer have not been satisfied or waived. In addition, if all conditions to the offer have not been satisfied or waived by the initial scheduled expiration date, we may from time to time, until such time as all conditions are satisfied or waived, extend the expiration date, each such extension not to exceed (unless otherwise consented to by High Plains) the lesser of 10 business days or such fewer number of days that we believe are necessary to cause all conditions to the offer to be satisfied; provided, however, the expiration date may not be extended beyond 60 calendar days after commencement of the offer. In addition, the offer price may be increased and the offer may be extended to the extent required by applicable law. If, immediately prior to the initial expiration date of the offer, the shares validly tendered and not withdrawn equal less than 90% of the outstanding shares, we may extend the expiration date for a period not the exceed 20 business days, notwithstanding that all conditions to the offer are satisfied as of such expiration date. In addition, we may make available a subsequent offering period of up to 20 business days (as provided in Rule 14d-11 under the Exchange Act).

   Actions by High Plains. The merger agreement requires that High Plains file a Solicitation/ Recommendation Statement on Schedule 14D-9 with the Commission within ten days after our filing of the Schedule TO with the Commission. High Plains' Schedule 14D-9 shall include, among other things, the recommendation of the board of directors of High Plains.

   Stockholder Mailings. High Plains is obligated under the terms of the merger agreement to furnish to us mailing labels, security position listings and any available listing or computer files containing the names and addresses of all holders of record of the shares and to furnish such additional information and assistance as we may reasonably request for the purpose of communicating the offer to the record and beneficial owners of the shares.

   The Merger. The merger agreement provides that following the completion of the offer and subject to the conditions set forth in the merger agreement, the Sub will be merged with and into High Plains in accordance with the provisions of the KGCC. Following the merger, High Plains will continue as the surviving corporation and the separate corporate existence of the Sub will cease.

   Articles of Incorporation; Bylaws; Directors. The merger agreement provides that at the effective time of the merger, or the "effective time," and without any further action on the part of High Plains or us, the articles of incorporation and bylaws of the Sub, as in effect immediately prior to the effective time, will be the articles of incorporation and bylaws of the surviving corporation. The merger agreement also provides that the directors of the Sub, immediately prior to the effective time, will be the initial directors of the surviving corporation, each to hold office in accordance with the applicable provisions of the articles of incorporation and bylaws of the surviving corporation, until their successors are duly elected or appointed and qualified.

   Conversion of Shares. The merger agreement provides that each share issued and outstanding as of the effective time, other than shares owned by High Plains and shares for which appraisal rights have been exercised in accordance with the KGCC, will be converted in the merger into the right to receive the offer price, without interest and less any taxes required to be withheld therefrom under applicable law. We refer to this right to receive the offer price as the "merger consideration." The merger agreement further provides that, as of the effective time, all shares owned by High Plains will be canceled and will cease to exist. At the effective time, each share of capital stock of the Sub will be converted into one share of common stock of the surviving corporation. Consequently, upon the merger becoming effective, High Plains, as the surviving corporation, will become our wholly owned subsidiary.

   Treatment of Dissenting Shares. The merger agreement provides that shares issued and outstanding immediately prior to the effective time that are held by persons who did not vote in favor of the merger and who have complied in all respects with the provisions of Section 17-6712 of the KGCC with respect to such shares (we refer to such shares as the "dissenting shares") will not be converted into the right to receive the merger consideration but instead the holders of such dissenting shares will be entitled to receive such consideration as may be determined to be due such persons in accordance with Kansas law. The merger agreement further provides, however, that dissenting shares held by any person who fails to perfect or effectively withdraws or loses the right to dissent will be treated as if such shares had been converted into the right to receive the merger consideration as of the effective time.

   High Plains Stock Options. Pursuant to the merger agreement, High Plains is obligated to cancel each outstanding option to purchase any shares of capital stock of High Plains (we refer to such options as a "Company stock option"), whether or not then vested and/or exercisable, immediately prior to the effective time of the merger. With respect to the Company stock options which are vested and/or exercisable at an exercise price that is less than the merger consideration, High Plains will pay to such holders an amount equal to the difference between the merger consideration and such holders' exercise price. In addition, High Plains is obligated to take all actions necessary and appropriate so that (i) all stock options or other equity-based plans maintained with respect to the shares (we refer to such plans as the "Company option plans") shall terminate as of the effective time, (ii) the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of High Plains or any interest in respect of any capital stock of High Plains shall be deleted as of the effective time, and (iii) no holder of a Company stock option or any participant in any Company option plan shall have the right to acquire any capital stock of the surviving corporation.

   Representations and Warranties. The merger agreement contains representations and warranties by High Plains, Abengoa, the Sub and us, including representations and warranties by High Plains concerning the following matters:

  . approval of the merger agreement and the transactions contemplated thereby by the board of directors of High Plains;

  . receipt of an opinion as to the fairness, from a financial point of view, to the stockholders of High Plains of the consideration to be received pursuant to the merger agreement;

  .  High Plains' capitalization;

  . the accuracy of High Plains' filings and financial statements filed with the Commission;

  . the absence of certain liabilities, the absence of certain material adverse effects or events affecting High Plains;

  .  required filings and consents;

  .  compliance with law;

  .  the absence of material litigation;

  .  employee benefit matters;

  .  environmental matters;

  .  tax matters;

  .  material contracts;

  .  labor matters; and

  .  intellectual property and brokers.

   Covenants. The merger agreement contains covenants by High Plains and us to do the following:

  . to use reasonable best efforts to consummate the offer, the merger and the other transactions contemplated by the merger agreement;

  .  to make all required filings under applicable antitrust laws;

  . to provide one another with notice of any material developments affecting the ability of the parties to consummate the transactions contemplated by the merger agreement;

  . to consult with one another before issuing any press release or otherwise making any public announcements with respect to the transactions contemplated by the merger agreement; and

  . to give all required notices to third parties and governmental entities and use our best efforts to obtain all third party and governmental consents and approvals required in connection with the transactions contemplated by the merger agreement.

   The merger agreement also includes covenants requiring High Plains to conduct its operations in accordance with its ordinary course of business, consistent with past practice, to preserve the business organization of High Plains intact, and to provide us and our representatives with reasonable access during normal business hours to the employees, offices, facilities, books, and records of or pertaining to High Plains.

   Acquisition Proposals. The merger agreement contains restrictions on the ability of High Plains to solicit, initiate or participate in any discussions or negotiations regarding, or furnish any information with respect to, or take any other action to facilitate any "acquisition proposal" or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to an "acquisition proposal." For purposes of the merger agreement, an "acquisition proposal" means an offer or proposal regarding any of the following involving High Plains:

  (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction;

  (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of High Plains, taken as a whole, in a single transaction or series of related transactions;

  (iii) any tender offer or exchange offer for 10 percent or more of the outstanding shares or the filing of a registration statement under the Securities Act in connection therewith; or

  (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

   The merger agreement generally prohibits High Plains from soliciting, initiating or encouraging, the submission of any acquisition proposal or participating in any negotiations or discussions with, furnishing any information to any party relating to or take any other action to facilitate any acquisition proposal. The merger agreement provides, however, that High Plains may engage in discussions or participate in negotiations with, and furnish information and access to, a party submitting a bona fide acquisition proposal not solicited by High Plains and that the board of directors of High Plains concludes in good faith may reasonably lead to a "superior proposal." A "superior proposal" is an acquisition proposal relating to the acquisition of a majority of the outstanding voting securities, or all or substantially all of the assets, of High Plains with respect to which the High Plains' board shall have concluded in good faith represents superior value, from a financial point of view, to High Plains and its stockholders as compared to the offer and the merger.

   The merger agreement does not prohibit High Plains or its board from (i) acting in any manner which would be inconsistent with the board's fiduciary duties; (ii) failing to comply with applicable law with respect to an acquisition proposal, or (iii) failing to make any public statement required by law or the requirements of the Exchange Act.

   Pursuant to the terms of the merger agreement, High Plains must, promptly after receipt of any acquisition proposal, provide us with all material information regarding the acquisition proposal. High Plains must also promptly inform us of the status and details of any such acquisition proposal.

   Directors and Officers Indemnification and Insurance. The merger agreement requires us or the surviving corporation to, indemnify and hold harmless each present and former director and officer of High Plains against all costs and expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation, arising out of or pertaining to any action or omission in their capacity as an officer or director of High Plains occurring prior to the date of consummation of the merger. For a period of six years following the date of consummation of the merger, the surviving corporation shall do one of the following:

  (i) maintain in effect High Plains' current directors' and officers' liability insurance;

  (ii) substitute for such High Plains' directors' and officers' liability policy a directors' and officers' liability policy or policies with at least the same coverage containing terms and conditions which are no less advantageous and which do not result in any gaps or lapses in coverage; or

  (iii) cause the purchaser's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of the merger agreement by High Plains' directors' and officers' liability insurance policy with respect to those matters covered by High Plains' directors' and officers' liability policy.

   High Plains' Stockholders Meeting. The merger agreement provides that if stockholder approval is required by applicable law to consummate the merger, High Plains is required to:

  . convene and hold a meeting of its stockholders for the purpose of approving and adopting the merger agreement and the transactions contemplated thereby; and

  . to file with the Commission and mail to High Plains' stockholders a proxy statement and related materials with respect to such High Plains stockholder meeting.

   Subject to fiduciary duties of the board of directors of High Plains and unless the merger agreement has been terminated, the board of directors of High Plains is required to recommend in the proxy statement that the holders of the shares adopt the merger agreement, and High Plains is required to use its reasonable best efforts to solicit such approval. If we acquire in the aggregate a number of outstanding shares sufficient to enable us or High Plains to cause the merger to be effective under applicable law without a meeting of stockholders of High Plains and conditions to the merger have been satisfied, the merger agreement provides that appropriate action will be taken to cause the merger to become effective as soon as practicable without a meeting of High Plains' stockholders in accordance with Section 17-6518 of the KGCC.

   Conditions of the Merger. Under the merger agreement, the respective obligations of each party to consummate the merger are subject to the satisfaction of the conditions that:

  (i) the merger agreement has been adopted by the requisite vote of High Plains' stockholders;

  (ii) any waiting period (and extension thereof) under any antitrust law applicable to the merger shall have expired or been terminated and no action shall have been instituted by any antitrust authority challenging or seeking to enjoin the consummation of the transactions contemplated by the merger agreement;

  (iii) there shall not be in effect any law of any governmental entity restraining, enjoining or otherwise preventing consummation of the transactions contemplated by the merger agreement or permitting such consummation only subject to any condition or restriction that has or would reasonably be expected to have a material adverse effect on High Plains and no governmental entity shall have instituted any proceeding which continues to be pending seeking any such law; and

  (iv) the offer conditions have been fulfilled or waived and the consummation of the offer has occurred.

   Termination Events. The merger agreement may be terminated and the offer and the merger may be abandoned at any time prior to the date of consummation of the merger (notwithstanding any approval thereof by the stockholders of High Plains):

  (i)  by mutual written consent of the parties to the merger agreement;

  (ii) by either High Plains or us if consummation of the offer has not occurred on or before the 90th day following commencement of the offer or if the merger has not been consummated on or before the 210th day following the commencement of the offer;

  (iii) by either High Plains or us if (A) a statute, rule or executive order shall have been enacted prohibiting any of the transactions contemplated by the merger agreement, or (B) any governmental entity shall have issued final and unappealable order, decree or ruling or taken any other action permanently restraining, enjoining or prohibiting any of the transactions contemplated by the merger agreement;

  (iv) by either High Plains or us if the offer and the merger has not been approved by at least 75% of High Plains' stockholders;

  (v) by us if High Plains breaches any of its representations, warranties, covenants or agreements contained in the merger agreement; which individually or in the aggregate, would or would be reasonably likely to result in a material adverse effect on High Plains or us;

  (vi) by us if we have terminated the offer without purchasing any shares; provided we may not terminate pursuant to this provision if we are in material breach of the merger agreement;

  (vii) by us if, prior to our purchase of shares pursuant to the offer, the board of directors of High Plains, or the transaction committee of the board of directors of High Plains, has withdrawn, modified or changed in a manner adverse to us, its approval or recommendation of the offer, merger agreement, or the merger, or have recommended or approved an acquisition approval;

  (viii) by High Plains if there has been a material breach by the Sub or us of any representations, warranties, covenants or agreements contained in the merger agreement, which individually or in the aggregate would or would be reasonably likely to result in a material adverse effect;

  (ix) by High Plains if we have terminated the offer or the offer expires without our purchasing any shares; provided, that High Plains may not terminate pursuant to this provision if High Plains is in material breach of the merger agreement; or

  (x) by High Plains if the board of directors of High Plains has approved or recommended to High Plains' stockholders any superior proposal.

   Termination Fee. The merger agreement provides that High Plains will be obligated to pay us a termination fee equal to $2 million if the merger agreement is terminated: (1) by us for the reason described in clause (vii) above under "Termination Events,"or; (2) by High Plains for the reason described in clause (x) above under "Termination Events." The termination fee is payable at the time of termination.

   Amendment. The merger agreement may be amended by action taken by High Plains and us at any time before or after the requisite approval by High Plains' stockholders, provided that after the requisite approval by High Plains' stockholders, no amendment shall be made which requires the approval of such stockholders under applicable law.

                           Confidentiality Agreement

   The following is a summary of certain provisions of that certain confidentiality agreement and non-disclosure agreement, dated August 30, 2001, by and between Abengoa and High Plains. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the confidentiality agreement, a copy of which is filed with the Commission as an exhibit to Schedule TO and incorporated herein by reference. The confidentiality agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this offer to purchase.

   The confidentiality agreement contains provisions pursuant to which, among other matters, Abengoa and High Plains each agreed on the conditions under which any confidential information would be disclosed for the purpose of forming a joint venture or other investment or financing or purchase or transfer of technology between the parties.

   Each of Abengoa and High Plains agreed that, unless and until there was public disclosure of a transaction between the parties, or for a period of one year from the termination of negotiations, whichever occurs later, the recipient of the confidential information, including its officers, directors, employees, affiliates and representatives, would not purchase or offer to purchase any securities or material assets of the other party, or make any public announcement with respect to, any merger or other combination or participate in any solicitation of proxies from stockholders, except pursuant to a transaction approved by the Boards of Directors of both parties. Each of Abengoa and High Plains further agreed, for a period of two years from the date of the confidentiality agreement, not to solicit for employment any employees of the other party or its affiliates introduced to it during the process of analyzing a proposed transaction.

   The confidentiality agreement remains in force (i) for as long as any of the information exchanged remains confidential, (ii) for a period of ten years from the date of the confidentiality agreement, or (iii) after the last exchanged confidential information between the parties, whichever time period expires first.

14. Dividends and Distributions

   Pursuant to the terms of the merger agreement, High Plains is prohibited from:

  . declaring or paying any dividend or distribution with respect to its capital stock;

  . issuing or authorizing the issuance of any shares of its capital stock (other than in connection with the exercise of outstanding stock options or any other securities exercisable or exchangeable for or convertible into shares of its capital stock); or

  .  repurchasing, redeeming or otherwise acquiring any of its securities.

15. Certain Conditions of the Offer

   Notwithstanding any provision of the offer and subject to the terms of the merger agreement, we will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission (including Rule 14e-1(c) under the Exchange Act), pay for, and may delay the acceptance for payment or, the payment for any shares tendered pursuant to the offer and may (in accordance with the merger agreement) terminate the offer, if prior to the acceptance for payment of shares pursuant to the offer any one or more of the following events has occurred:

  (i) there shall be any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, or deemed applicable to the offer or the merger, or any suit, action or proceeding shall be taken by any court or tribunal or administrative, governmental or regulatory body (A) seeking to prohibit or impose any material limitations on our ownership or operation of all or a material portion of High Plains' or our businesses or assets, (B) seeking to compel us to dispose of or hold separate any material portion of the businesses or assets of High Plains or our businesses or assets, in each case taken as a whole, (C) seeking to restrain or prohibit the making or consummation of the offer or the merger or the performance of any of the other transactions contemplated by the merger agreement, (D) seeking to obtain from High Plains any damages that would be reasonably likely to have a material adverse effect on High Plains, (E) seeking to impose material limitations on our ability, or rendering us unable, to accept for payment, pay for or purchase some or all of the shares, (F) imposing material limitations on our ability to effectively exercise full rights of ownership of the shares including, without limitation, the right to vote the shares on all matters properly presented to High Plains' stockholders, or (G) which otherwise is reasonably likely to have a material adverse effect on High Plains or us; or

  (ii) there shall have occurred (A) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (B) any limitation or proposed limitation (whether or not mandatory) by any United States governmental authority or agency that has a long term catastrophic effect generally on the extension of credit by banks or other financial institutions, or (C) any change in general financial bank or capital market conditions which has a long term catastrophic effect on the ability of financial institutions in the United States to extend credit or syndicate loans; or

  (iii) the representations and warranties of High Plains set forth in the merger agreement shall not be true and accurate as of the date of consummation of the offer or High Plains shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the merger agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate, or the failure to perform or comply with such obligations, agreements or covenants, do not, individually or in the aggregate, have a material adverse effect on High Plains or a materially adverse effect on the ability to consummate the offer or the merger; or

  (iv) High Plains' board of directors or the transaction committee (A) shall have withdrawn, or modified or changed in a manner adverse to the purchaser (including by amendment of the Schedule 14D-9) its recommendation of the offer, the agreement or the merger, (B) shall have a recommended an acquisition proposal, (C) shall have adopted any resolution to effect any of the foregoing, or (D) upon our request, shall fail to reaffirm its approval or recommendation of the offer, the merger agreement or the merger; or

  (v)  the agreement shall have been terminated in accordance with its terms;
       or

  (vi) we shall not have received in the offer sufficient shares to bring the number of shares owned by us on the offer expiration date equal to or greater than 81% of the total shares then issued and outstanding.

   The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16. Certain Legal Matters

   General. Except as set forth in this Section 16, we are not aware of any approval or other action by any federal, state or foreign governmental, administrative or regulatory agency, that would be required or desirable for our acquisition or ownership of shares as contemplated herein. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. While we do not presently intend to delay the acceptance for payment of or payment for shares tendered pursuant to the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the business of High Plains, Abengoa or the purchaser or that certain parts of the business of High Plains, Abengoa or the purchaser might not have to be disposed of or other substantial conditions complied with if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, we could decline to accept for payment or pay for any shares tendered pursuant to the offer. See Section 15.

   Chapter 17, Article 12 of the KGCC. Section 17-12,101 of the KGCC prohibits a Kansas corporation such as High Plains from engaging in a Business Combination (defined as a variety of transactions, including mergers) with an Interested Stockholder (defined generally as a person that is the beneficial owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation) for a period of three years following the date that such stockholder became an Interested Stockholder unless at least one of three exceptions are applicable. One of these exceptions applies in cases where the board of directors of the corporation, prior to the date the stockholder became an Interested Stockholder, approved either the Business Combination or the transaction which resulted in such person becoming an Interested Stockholder. We are not an Interested Stockholder of the Company for purposes of Section 17-12,101 as of the date the board of directors of High Plains approved the merger agreement. The approval of the merger agreement by the board of directors of High Plains therefore satisfies the foregoing exception and renders restrictions on Business Combinations set forth in Section 17-12,101 inapplicable to the transactions contemplated by the merger agreement.

   Other State Takeover Laws. Except as described herein, we have not attempted to comply with any state takeover statute or regulation in connection with the offer. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer and nothing in this offer to purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the offer, we might be unable to accept for payment or pay for shares tendered pursuant to the offer or be delayed in continuing or consummating the offer. In such case, we may not be obligated to accept for payment or pay for any shares tendered. See Section 15.

   Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or "HSR Act," and the related rules promulgated by the Fair Trade Commission, or the "FTC," the acquisition of shares pursuant to the offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by us of a Notification and Report Form with respect to the offer, unless we receive a request for additional information or documentary material from the Antitrust Division of the Department of Justice (which we refer to as the "Antitrust Division") or the FTC, or unless the waiting period is early terminated. Pursuant to the merger agreement, we agreed with High Plains to file the Notification and Report Form and related material with the Antitrust Division and the FTC within five days of the date of the merger agreement. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from us concerning the offer, the waiting period will be extended and will expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of our substantial compliance with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with our consent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our proposed acquisition of High Plains. At any time before or after our acquisition of shares pursuant to the offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of shares pursuant to the offer or the consummation of the proposed merger or seeking the divestiture of shares acquired by us or the divestiture of substantial assets of High Plains or its subsidiaries or the purchaser or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

   Exon-Florio. Under Section 721 of Title VII of the United States Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988, or the "Exon-Florio," the President of the United States is authorized to prohibit or suspend acquisitions, mergers, or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign person in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Pursuant to Exon-Florio, notice of an acquisition by a foreign person is to be made to the Committee on Foreign Investment in the United States, or "CFIUS," which is comprised of representatives of the Departments of Treasury, State, Commerce, Defense and Justice, the Office of Management and Budget, the United States Trade Representative's Office and the Council of Economic Advisors and which has been selected by the President to administer Exon-Florio.

   A determination that an investigation is called for must be made within 30 days after notification of a proposed acquisition, merger or takeover is first filed with CFIUS. Any such investigation must be completed within 45 days of such determination. Any decision by the President to take action must be announced within 15 days of the completion of the investigation. Although Exon-Florio does not require the filing of a notification, nor does it prohibit the consummation of an acquisition, merger or takeover if notification is not made, such an acquisition, merger or takeover thereafter remains indefinitely subject to divestment should the President subsequently determine that the national security of the United States has been threatened or impaired.

   Although Abengoa and High Plains do not believe, based on their review of publicly available information, that the instant transaction threatens to impair the national security of the United States, there can be no assurance that a challenge to the transaction based on Exon-Florio will not be made or, if made, what the result would be. Accordingly, the parties have filed a notification with CFIUS.

17. Fees and Expenses

   Banc of America Securities LLC is acting as dealer manager in connection with the offer and has provided certain financial advisory services to us in connection with the acquisition of High Plains. We have agreed to pay it reasonable and customary compensation for such services.

   We have also agreed to reimburse Banc of America Securities LLC its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel and any other advisor retained by it, in connection with its engagement and to indemnify it and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws.

   During the ordinary course of its business, Banc of America Securities LLC engages in securities trading, market making and brokerage activities and may, at any time, hold long or short portions and may trade or otherwise effect transactions in securities of High Plains.

   We have retained Morrow & Co., Inc. to act as the information agent and American Stock Transfer & Trust Company to serve as the depositary in connection with the offer. The information agent and the depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws.

   We will not pay any fees or commissions to any broker or dealer or other person (other than the dealer manager and the information agent) in connection with the solicitation of tenders of shares pursuant to the offer. Brokers, dealers, banks and trust companies will be reimbursed by us upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

18. Miscellaneous

   The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent we become aware of any state law prohibiting the making of the offer or the acceptance of the shares, we will make a good faith effort to comply with the state statute. If, after a good faith effort, we cannot comply with a state statute, the offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares in that state. In any jurisdiction the securities, blue sky or other laws of which require the offer to be made by a licensed broker or dealer, the offer is being made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   We have filed with the Commission pursuant to Rule 14d-3 of the general rules and regulations under the Exchange Act, the Schedule TO, together with exhibits furnishing certain additional information with respect to the offer, and may file amendments thereto. In addition, no later than 10 days after our filing of the Schedule TO with the Commission, High Plains will file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the board of directors of High Plains with respect to the offer and the reasons for such recommendations and furnishing certain additional related information. Such documents and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that such material will not be available at the regional offices of the Commission).

   We have not authorized any person to give any information or to make any representation on our behalf not contained herein or in the letter of transmittal and, if given or made, you should not rely on such information or representation as having been authorized.

                      ASA ENVIRONMENT & ENERGY HOLDING AG

November 16, 2001

                                                                      SCHEDULE I

               DIRECTORS AND EXECUTIVE OFFICERS OF ABENGOA, S.A.,
       ASA ENVIRONMENT & ENERGY HOLDING, A.G., AND ABENGOA BIOFUELS CORP.

   1. Directors and Executive Officers of Abengoa, S.A. The following table sets forth the name and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Abengoa, S.A. Unless otherwise indicated, each person is a citizen of Spain, and each occupation set forth opposite an individual's name refers to employment with Abengoa, S.A. Unless otherwise indicated, the business address of each such person is Avda. De la Buhaira, 2, 41018 Sevilla, Spain.

           Name                    Office          Five-Year Employment History
           ----                    ------          ----------------------------
 Felipe Benjumea Llorente Director (Co-Chairman of Director since June 1983 and
                          the Board)               Co-Chairman of the Board
                                                   since May 1991. Vice-
                                                   Chairman of the Board of
                                                   Directors of Inversion
                                                   Corporativa IC, S.A.
                                                   (holding company) since July
                                                   1980. Member of the Board of
                                                   Directors of (1) Banco
                                                   Santander Central Hispano
                                                   (bank) since March 1990, (2)
                                                   Fundacion Focus-Abengoa
                                                   (philanthropic foundation)
                                                   since May 1991, and (3)
                                                   Compania Operadora del
                                                   Mercado Espanol de
                                                   Electricidad, S.A. (OMEL)
                                                   (regulator of Spanish
                                                   electricity market) since
                                                   November 1998.

 Javier Benjumea Llorente Director (Co-Chairman of Director since June 1983 and
                          the Board)               Co-Chairman of the Board
                                                   since May 1991. Co-President
                                                   of Inversion Corporativa IC,
                                                   S.A. (holding company) since
                                                   July 1980, and a Vice
                                                   President of Compania
                                                   Sevillana de Electricidad,
                                                   S.A., (power generation and
                                                   distribution company), since
                                                   April 1997. Member of the
                                                   Board of Directors of (1)
                                                   Fundacion Focus-Abengoa
                                                   (philanthropic foundation)
                                                   since May 1991, (2) Prensa
                                                   Espanola, S.A. (press
                                                   company) since September
                                                   1998, and (3) Telefonica
                                                   Internacional
                                                   (telecommunications company)
                                                   since November 1999.

 Jose Joaquin Abaurre     Director                 Director since June 1988.
 Llorente                                          Director of Inversion
                                                   Corporativa IC, S.A.,
                                                   holding company since June
                                                   1990.

 Jose Luis Aya Abaurre    Director                 Director since June 1983.
                                                   Director of Inversion
                                                   Corporativa IC, S.A., a
                                                   holding company, since June
                                                   1990.

           Name                    Office          Five-Year Employment History
           ----                    ------          ----------------------------
 Manuel Sanchez Ortega    Chief Executive Officer  Chief Executive Officer
                          of Sociedad Anonima de   (since November 2000) and
                          Instalaciones de Control Systems Division Manager
                                                   (from January 2000 to
                                                   November 2000) of Sociedad
                                                   Anonima de Instalaciones de
                                                   Control (systems integration
                                                   service provider), an
                                                   indirect subsidiary of
                                                   Abengoa. Managing Director
                                                   of Sainco Mexico (control
                                                   systems), an indirect
                                                   subsidiary of Abengoa, from
                                                   July 1995 to December 1999.

 Salvador Martos Hinojosa President and Chief      President and Chief
                          Executive Officer of ASA Executive Officer of ASA
                          Investment               Investment (holding
                                                   company), a subsidiary of
                                                   Abengoa, since June 1995.

 Javier Molina Montes     President of Abensur     President of Abensur
                          Servicios Urbanos, S.A.  Servicios Urbanos, S.A.
                          and Befesa Medio         (engineering and
                          Ambiente, S.A.           construction services
                                                   provider), subsidiary of
                                                   Abengoa, since 1993; and
                                                   Befesa Medio Ambiente, S.A.,
                                                   an industrial waste service
                                                   provider and subsidiary of
                                                   Abengoa, since July 2000.
                                                   Director of Telvent Sistemas
                                                   y Redes, S.A. (system and
                                                   network integration service
                                                   provider), a subsidiary of
                                                   Abengoa, since April 2000.

 Carlos Moreno Bermejo    Deputy Chairman          Deputy Chairman since July
                                                   1993. Chairman of the Board
                                                   of Directors of (1) Abener
                                                   Energia, Ingeneria y
                                                   Construccion Industrial,
                                                   S.A. (engineering and
                                                   construction in the power
                                                   generation field) since
                                                   March 1999, (2)
                                                   Instalaciones Inabensa, S.A.
                                                   (electrical and mechanical
                                                   installations) since
                                                   November 1994, and (3) Nicsa
                                                   Trading Corporation
                                                   (electrical and
                                                   communication materials
                                                   supplier) since March 1999.

 Jesus Perez Rodriguez    Chief Financial Officer; Chief Financial Officer
                          Secretary of the Board   since June 1995 and
                          of Directors             Secretary of the Board of
                                                   Directors since May 1991.
                                                   Chairman of the Board of
                                                   Directors of ASA Environment
                                                   & Energy Holding, A.G. since
                                                   January 2000 and General
                                                   Secretary for Fundacion
                                                   Focus-Abengoa, philanthropic
                                                   foundation, since December
                                                   1998. A member of the Board
                                                   of Directors of (1) Befesa
                                                   Medio Ambiente, S.A.
                                                   (industrial waste service
                                                   provider), a subsidiary of
                                                   Abengoa, since June 2000,
                                                   (2) Telvent Sistemas y Redes
                                                   S.A. (system and network
                                                   integration service
                                                   provider), a subsidiary of
                                                   Abengoa, since April 2000,
                                                   and (3) Inversion
                                                   Corporativa IC, S.A. (a
                                                   holding company) since March
                                                   1993.

           Name                    Office          Five-Year Employment History
           ----                    ------          ----------------------------
 Jose A. Moreno Delgado   Technical Secretary      Technical Secretary since
                                                   January 1998. Director for
                                                   Telvent Sistemas y Redes,
                                                   S.A. (system and network
                                                   integration service
                                                   provider), a subsidiary of
                                                   Abengoa, S.A., since
                                                   November 2001 and Sociedad
                                                   Anonima de Instalaciones de
                                                   Control (systems integration
                                                   service provider), an
                                                   indirect subsidiary of
                                                   Abengoa, since 1993. General
                                                   Subdirector of Sociedad
                                                   Anonima de Instalaciones de
                                                   Control from January 1993 to
                                                   January 1998.

 Jusus Viciana Cuartara   Organization Director    Organization Director since
                                                   January 1988.

 Alvaro Polo Guerrero     Human Resource Counsel;  Human Resource Counsel since
                          Human Resource Manager   January 2000 and Human
                                                   Resource Manager since
                                                   January 2001. An associate
                                                   lawyer with Abogados Polo,
                                                   S.C. (legal services
                                                   provider) from October 1988
                                                   to January 2000.

 Joaquin Coronado Galdos  Chief Executive Officer  Chief Executive Officer of
                          of Telvent Sistemas y    Telvent Sistemas y Redes,
                          Redes, S.A.              S.A. (system and network
                                                   integration service
                                                   provider), a subsidiary of
                                                   Abengoa, since January 2000.
                                                   Chief Executive Officer of
                                                   Sociedad Anonima de
                                                   Instalaciones de Control,
                                                   (system integration service
                                                   provider), an indirect
                                                   subsidiary of Abengoa, from
                                                   October 1993 to January 2000

   2. Directors and Executive Officers of ASA Environment & Energy Holding
AG. The following table sets forth the name and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of ASA Environment & Energy Holding AG. Unless otherwise indicated, each person is a citizen of Spain, and each occupation set forth opposite an individual's name refers to employment with ASA Environment & Energy Holding AG. Unless otherwise indicated, the business address of each such person is Grafenaweg 6, 6304. Zug, Switzerland.

           Name                    Office          Five-Year Employment History
           ----                    ------          ----------------------------
 Jesus Perez Rodriguez    Director (Chairman of    Director and Chairman of the
                          the Board)               Board of Directors since
                                                   January 2000. Chief
                                                   Financial Officer of Abengoa
                                                   since June 1995 and
                                                   Secretary of the Board of
                                                   Directors of Abengoa since
                                                   May 1991. General Secretary
                                                   of Fundacion Focus-Abengoa
                                                   (philanthropic foundation)
                                                   since December 1998. Member
                                                   of the Board of Directors of
                                                   (1) Befesa Medio Ambiente,
                                                   S.A. (industrial waste
                                                   service provider), a
                                                   subsidiary of Abengoa, since
                                                   June 2000, (2) Telvent
                                                   Sistemas y Redes, S.A.
                                                   (system and network
                                                   integration service
                                                   provider), a subsidiary of
                                                   Abengoa, since April 2000,
                                                   (3) and Inversion
                                                   Corporativa IC, S.A.
                                                   ( holding company) since
                                                   March 1993.


           Name                    Office          Five-Year Employment History
           ----                    ------          ----------------------------
 Raoul Bussmann, a        Director (Vice Chairman) Director and the Vice
 citizen of Switzerland                            Chairman since January 2000.
                                                   Attorney with (1) Stadlin
                                                   Advokatur Notariat (legal
                                                   services provider) since
                                                   January 1998, and (2)
                                                   Rechtsanwalt Dr. Raoul
                                                   Bussman from January 1996 to
                                                   January 1998.

 Suzanne Wettenschwiler,  Director                 Director since January 2000.
 a citizen of Switzerland                          Attorney with (1) Stadlin
                                                   Advokatur Notariat (legal
                                                   services provider) since
                                                   January 1998, and (2)
                                                   Rechtsanwalt Dr. Suzanne
                                                   Wettenschwiler from January
                                                   1996 to January 1998.

 Felix Tschopp, a citizen Managing Director        Managing Director since
 of Switzerland                                    September 2000. Chairman
                                                   (since February 2001) and
                                                   Vice President (from June
                                                   1996 to February 2001) of
                                                   Comer Group AG (designer and
                                                   manufacturer of power
                                                   transmission systems).

   3. Directors and Executive Officers of Abengoa Biofuels Corp. The following table sets forth the name and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Abengoa Biofuels Corp. Unless otherwise indicated, each person is a citizen of Spain, and each occupation set forth opposite an individual's name refers to employment with Abengoa Biofuels Corp. Unless otherwise indicated, the business address of each such person is Avda.De la Buhaira, 2, 41018 Sevilla, Spain.

           Name                    Office          Five-Year Employment History
           ----                    ------          ----------------------------
 Joaquin Coronado Galdos  Director                 Director since October 2001.
                                                   Chief Executive Officer of
                                                   Telvent Sistemas y Redes,
                                                   S.A. (system and network
                                                   integration service
                                                   provider), a subsidiary of
                                                   Abengoa, since January 2000.
                                                   Chief Executive Officer of
                                                   Sociedad Anonima de
                                                   Instalaciones de Control
                                                   (system integration service
                                                   provider), an indirect
                                                   subsidiary of Abengoa, from
                                                   October 1993 to January
                                                   2000.

 Joaquin Alarcon de la    Director                 Director since October 2001.
 Lastra Romero                                     Director of Business
                                                   Development for Abengoa
                                                   since January 2000. Managing
                                                   Director, Brazil (from March
                                                   1999 to January 2000), Latin
                                                   America Sales Manager (from
                                                   January 1997 to March 1999),
                                                   and engineer (from October
                                                   1989 to December 1996) for
                                                   Sociedad Anonima de
                                                   Instalaciones de Control
                                                   (system integration service
                                                   provider), indirect
                                                   subsidiary of Abengoa.

 Laura D. Nemeth, a       Director                 Director since October 2001.
 citizen of the United                             Partner in the law firm of
 States                                            Squire, Sanders & Dempsey
 Address:                                          L.L.P., the successor to
 4900 Key Tower                                    Berick, Pearlman & Mills
 127 Public Square                                 Co., L.P.A. since January
 Cleveland, OH 44114-1304                          2000. Lawyer with Berick,
                                                   Pearlman & Mills Co., L.P.A.
                                                   from 1989 until January
                                                   2000.

                                                                     SCHEDULE II

             SECTION 17-6712 OF THE KANSAS GENERAL CORPORATION CODE

                           KANSAS STATUTES ANNOTATED

                            CHAPTER 17. CORPORATIONS
                      ARTICLE 67. MERGER OR CONSOLIDATION

                           K.S.A. (S) 17-6712 (2000)

17-6712. Payment for stock of stockholder objecting to merger or consolidation; definitions; notice to objecting stockholders; demand for payment; appraisal and determination of value by district court, when; taxation of costs; rights of objecting stockholders; status of stock; section inapplicable to certain shares of stock.

   (a) When used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

   (b) The corporation surviving or resulting from any merger or consolidation, within 10 days after the effective date of the merger or consolidation, shall notify each stockholder of any corporation of this state so merging or consolidating who objected thereto in writing and whose shares either were not entitled to vote or were not voted in favor of the merger or consolidation, and who filed such written objection with the corporation before the taking of the vote on the merger or consolidation, that the merger or consolidation has become effective. If any such stockholder, within 20 days after the date of mailing of the notice, shall demand in writing, from the corporation surviving or resulting from the merger or consolidation, payment of the value of the stockholder's stock, the surviving or resulting corporation shall pay to the stockholder, within 30 days after the expiration of the period of 20 days, the value of the stockholder's stock on the effective date of the merger or consolidation, exclusive of any element of value arising from the expectation or accomplishment of the merger or consolidation.

   (c) If during a period of 30 days following the period of 20 days provided for in subsection (b), the corporation and any such stockholder fail to agree upon the value of such stock, any such stockholder, or the corporation surviving or resulting from the merger or consolidation, may demand a determination of the value of the stock of all such stockholders by an appraiser or appraisers to be appointed by the district court, by filing a petition with the court within four months after the expiration of the thirty-day period.

   (d) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the corporation, which shall file with the clerk of such court, within 10 days after such service, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation. If the petition shall be filed by the (S) corporation, the petition shall be accompanied by such duly verified list. The clerk of the court shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the corporation and to the stockholders shown upon the list at the addresses therein stated and notice shall also be given by publishing a notice at least once, at least one week before the day of the hearing, in a newspaper of general circulation in the county in which the court is located. The court may direct such additional publication of notice as it deems advisable. The forms of the notices by mail and by publication shall be approved by the court.

   (e) After the hearing on such petition the court shall determine the stockholders who have complied with the provisions of this section and become entitled to the valuation of and payment for their shares, and shall appoint an appraiser or appraisers to determine such value. Any such appraiser may examine any of the books and records of the corporation or corporations the stock of which such appraiser is charged with the duty of valuing, and such appraiser shall make a determination of the value of the shares upon such investigation as seems proper to the appraiser. The appraiser or appraisers shall also afford a reasonable opportunity to the parties interested to submit to the appraiser or appraisers pertinent evidence on the value of the shares. The appraiser or appraisers, also, shall have the powers and authority conferred upon masters by K.S.A. 60-253 and amendments thereto.

   (f) The appraiser or appraisers shall determine the value of the stock of the stockholders adjudged by the court to be entitled to payment therefor and shall file a report respecting such value in the office of the clerk of the court, and notice of the filing of such report shall be given by the clerk of the court to the parties in interest. Such report shall be subject to exceptions to be heard before the court both upon the law and facts. The court by its decree shall determine the value of the stock of the stockholders entitled to payment therefor and shall direct the payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto by the surviving or resulting corporation. Upon payment of the judgment by the surviving or resulting corporation, the clerk of the district court shall surrender to the corporation the certificates of shares of stock held by the clerk pursuant to subsection (g). The decree may be enforced as other judgments of the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any other state.

   (g) At the time of appointing the appraiser or appraisers, the court shall require the stockholders who hold certificated shares and who demanded payment for their shares to submit their certificates of stock to the clerk of the court, to be held by the clerk pending the appraisal proceedings. If any stockholder fails to comply with such direction, the court shall dismiss the proceedings as to such stockholder.

   (h) The cost of any such appraisal, including a reasonable fee to and the reasonable expenses of the appraiser, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to such appraisal or any of them as appears to be equitable, except that the cost of giving the notice by publication and by registered or certified mail hereinabove provided for shall be paid by the corporation. The court, on application of any party in interest, shall determine the amount of interest, if any, to be paid upon the value of the stock of the stockholders entitled thereto.

   (i) Any stockholder who has demanded payment of the stockholder's stock as herein provided shall not thereafter be entitled to vote such stock for any purpose or be entitled to the payment of dividends or other distribution on the stock, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation, unless the appointment of an appraiser or appraisers shall not be applied for within the time herein provided, or the proceeding be dismissed as to such stockholder, or unless such stockholder with the written approval of the corporation shall deliver to the corporation a written withdrawal of the stockholder's objections to and an acceptance of the merger or consolidation, in any of which cases the right of such stockholder to payment for the stockholder's stock shall cease.

   (j) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

   (k) This section shall not apply to the shares of any class or series of a class of stock, which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either
(1) registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc., or (2) held of record by not less than 2,000 stockholders, unless the articles of incorporation of the corporation issuing such stock shall otherwise provide; nor shall this section apply to any of the shares of stock of the constituent corporation surviving a merger, if the merger did not require for its approval the vote of the stockholders of the surviving corporation, as provided in subsection (f) of K.S.A. 17-6701 and amendments thereto. This subsection shall not be applicable to the holders of a class or series of a class of stock of a constituent corporation if under the terms of a merger of consolidation pursuant to K.S.A. 17-6701 or 17-6702, and amendments thereto, such holders are required to accept for such stock anything except (i) stock or stock and cash in lieu of fractional shares of the corporation surviving or resulting from such merger or consolidation, or (ii) stock or stock and cash in lieu of fractional shares of any other corporation, which at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either registered on a national securities exchange or held of record by not less than 2,000 stockholders, or
(iii) a combination of stock or stock and cash in lieu of fractional shares as set forth in (i) and (ii) of this subsection.

                                                                    SCHEDULE III

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF NOVEMBER 1, 2001

                                  BY AND AMONG

                                 ABENGOA, S.A.

                    ASA ENVIRONMENT AND ENERGY HOLDING, A.G.

                             ABENGOA BIOFUELS CORP.

                                      AND

                            HIGH PLAINS CORPORATION


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                         ------
ARTICLE 1    THE OFFER..................................................  III-2
  SECTION 1.1  THE OFFER................................................  III-2
  SECTION 1.2  COMPANY ACTIONS..........................................  III-2
  SECTION 1.3  SEC DOCUMENTS............................................  III-3

ARTICLE II   THE MERGER.................................................  III-4
  SECTION 2.1  THE MERGER...............................................  III-4
  SECTION 2.2  EFFECTIVE TIME...........................................  III-4
  SECTION 2.3  CLOSING OF THE MERGER....................................  III-4
  SECTION 2.4  EFFECTS OF THE MERGER....................................  III-4
  SECTION 2.5  ARTICLES OF INCORPORATION AND BYLAWS.....................  III-4
  SECTION 2.6  DIRECTORS................................................  III-4

ARTICLE III  CONVERSION OF SHARES.......................................  III-5
  SECTION 3.1  CONVERSION OF CAPITAL STOCK..............................  III-5
  SECTION 3.2  DELIVERY OF CERTIFICATES.................................  III-5
  SECTION 3.3  WITHHOLDING TAXES........................................  III-6
  SECTION 3.4  COMPANY STOCK OPTIONS....................................  III-6
  SECTION 3.5  APPRAISAL RIGHTS.........................................  III-7

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............  III-7
  SECTION 4.1  ORGANIZATION AND QUALIFICATION...........................  III-7
  SECTION 4.2  CAPITALIZATION OF THE COMPANY; SUBSIDIARIES..............  III-7
  SECTION 4.3  AUTHORITY RELATIVE TO THIS AGREEMENT; STOCKHOLDER
               APPROVAL.................................................  III-8
  SECTION 4.4  SEC REPORTS; FINANCIAL STATEMENTS........................  III-8
  SECTION 4.5  NO UNDISCLOSED LIABILITIES...............................  III-9
  SECTION 4.6  ABSENCE OF CHANGES.......................................  III-9
  SECTION 4.7  CONSENTS AND APPROVALS; NO VIOLATIONS....................  III-9
  SECTION 4.8  NO DEFAULT............................................... III-10
  SECTION 4.9  TITLE TO PROPERTIES; ENCUMBRANCES; INVENTORIES;
               RESTRICTIONS............................................. III-10
  SECTION 4.10  LITIGATION.............................................. III-10
  SECTION 4.11  EMPLOYEE BENEFIT PLANS.................................. III-10
  SECTION 4.12  EMPLOYMENT RELATIONS AND AGREEMENTS..................... III-12
  SECTION 4.13  TAXES................................................... III-12
  SECTION 4.14  INTELLECTUAL PROPERTY................................... III-14
  SECTION 4.15  MATERIAL CONTRACTS...................................... III-15
  SECTION 4.16  PROXY STATEMENT, OFFER DOCUMENTS AND SCHEDULE 14D-9..... III-15
  SECTION 4.17  ENVIRONMENTAL LAWS AND REGULATIONS...................... III-15
  SECTION 4.18  VOTING REQUIREMENTS..................................... III-17
  SECTION 4.19  BOOKS AND RECORDS....................................... III-17
  SECTION 4.20  DISTRIBUTORS, CUSTOMERS OR SUPPLIERS.................... III-17
  SECTION 4.21  INSURANCE............................................... III-17
  SECTION 4.22  PRODUCT WARRANTY........................................ III-18
  SECTION 4.23  PRODUCT LIABILITY....................................... III-18
  SECTION 4.24  COMPLIANCE WITH APPLICABLE LAW.......................... III-18
  SECTION 4.25  OPINION OF FINANCIAL ADVISOR............................ III-18
  SECTION 4.26  BROKERS; BREAK-UP FEE................................... III-18
  SECTION 4.27  TAKEOVER STATUTE; DISSENTERS' RIGHTS.................... III-18


                                     III-i

                                                                          Page
                                                                         ------
ARTICLE V    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND SUB.... III-19
  SECTION 5.1  ORGANIZATION............................................. III-19
  SECTION 5.2  AUTHORITY RELATIVE TO THIS AGREEMENT..................... III-19
  SECTION 5.3  OFFER DOCUMENTS.......................................... III-19
  SECTION 5.4  CONSENTS AND APPROVALS; NO VIOLATIONS.................... III-20
  SECTION 5.5  BROKER'S OR FINDER'S FEE................................. III-20
  SECTION 5.6  LITIGATION............................................... III-20
  SECTION 5.7  FINANCING................................................ III-20

ARTICLE VI   COVENANTS RELATED TO CONDUCT OF BUSINESS................... III-20
  SECTION 6.1  CONDUCT OF BUSINESS OF THE COMPANY....................... III-20
  SECTION 6.2  ACCESS TO INFORMATION.................................... III-22
  SECTION 6.3  CONFIDENTIALITY.......................................... III-22

ARTICLE VII  ADDITIONAL AGREEMENTS...................................... III-22
  SECTION 7.1  COMPANY STOCKHOLDER MEETING; PROXY STATEMENT............. III-22
  SECTION 7.2  REASONABLE BEST EFFORTS.................................. III-23
  SECTION 7.3  ACQUISITION PROPOSALS.................................... III-23
  SECTION 7.4  PUBLIC ANNOUNCEMENTS..................................... III-24
  SECTION 7.5  NOTIFICATION OF CERTAIN MATTERS.......................... III-24
  SECTION 7.6  SEC FILINGS.............................................. III-24
  SECTION 7.7  ANTITAKEOVER STATUTES.................................... III-24
  SECTION 7.8  HSR ACT.................................................. III-25
  SECTION 7.9  TAX ASSESSMENTS.......................................... III-25
  SECTION 7.10  DIRECTORS' AND OFFICERS' INSURANCE...................... III-25
  SECTION 7.11  DISCLOSURE SCHEDULE..................................... III-26

ARTICLE VIII  CONDITIONS TO CONSUMMATION OF THE MERGER.................. III-26
  SECTION 8.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE
               MERGER................................................... III-26

ARTICLE IX   TERMINATION; AMENDMENT; WAIVER............................. III-27
  SECTION 9.1  TERMINATION.............................................. III-27
  SECTION 9.2  EFFECT OF THE TERMINATION................................ III-28
  SECTION 9.3  FEES AND EXPENSES........................................ III-28
  SECTION 9.4  AMENDMENT................................................ III-28
  SECTION 9.5  EXTENSION; WAIVER........................................ III-29

ARTICLE X    MISCELLANEOUS.............................................. III-29
  SECTION 10.1  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES........... III-29
  SECTION 10.2  ENTIRE AGREEMENT; ASSIGNMENT............................ III-29
  SECTION 10.3  NOTICES................................................. III-29
  SECTION 10.4  GOVERNING LAW........................................... III-30
  SECTION 10.5  DESCRIPTIVE HEADINGS.................................... III-30
  SECTION 10.6  PARTIES IN INTEREST..................................... III-30
  SECTION 10.7  SEVERABILITY............................................ III-30
  SECTION 10.8  SPECIFIC PERFORMANCE.................................... III-30
  SECTION 10.9  COUNTERPARTS............................................ III-31
  SECTION 10.10  INTERPRETATION......................................... III-31
  SECTION 10.11  DEFINITIONS............................................ III-31

SIGNATURES.............................................................. III-33

ANNEX A................................................................. III-34

                                     III-ii

                           GLOSSARY OF DEFINED TERMS

                                                                     Defined in
Defined Terms                                                         Section
-------------                                                       ------------
Acquisition Proposal............................................... 10.11(a)
Agreement.......................................................... Recitals
Antitrust Authorities.............................................. 7.8(d)
Antitrust Law...................................................... 7.8(d)
Beneficial Ownership............................................... 10.11(b)
Beneficially Own................................................... 10.11(b)
Business Day....................................................... 10.3
Certificate of Merger.............................................. 2.2
Certificates....................................................... 3.2(b)
Closing............................................................ 2.3
Closing Date....................................................... 2.3
Code............................................................... 3.3
Company............................................................ Recitals
Company Board...................................................... Recitals
Company Common Stock............................................... Recitals
Company Disclosure Schedule........................................ 7.11
Company Intellectual Property...................................... 4.14(a)
Company Option Plans............................................... 3.4(b)
Company Permits.................................................... 4.24
Company Property................................................... 4.17(a)(i)
Company Requisite Vote............................................. 4.3(b)
Company SEC Reports................................................ 4.4
Company Securities................................................. 4.2
Company Stock Option............................................... 3.4(a)
Company Stockholder Meeting........................................ 7.1(a)(i)
Covered Transactions............................................... 4.27
Dissenting Shares.................................................. 3.5
Dissenting Stockholders............................................ 3.5
Effective Time..................................................... 2.2
Environmental Claims............................................... 4.17(a)(iv)
Environmental Laws................................................. 4.17(a)(iii)
ERISA.............................................................. 4.11(a)
ERISA Affiliate.................................................... 4.11(a)
Exchange Act....................................................... 1.1(a)
Paying Agent....................................................... 3.2(a)
Expenses........................................................... 9.3(b)
Financial Advisor.................................................. 1.2(a)
GAAP............................................................... 4.4
Governmental Entity................................................ 4.7
Hazardous Materials................................................ 4.17(a)(ii)
KGCC............................................................... 2.1
Law................................................................ 4.8
Lien............................................................... 10.11(c)
Material Adverse Effect............................................ 10.1(d)
Merger............................................................. 2.1
Merger Consideration............................................... 3.1(c)
Offer.............................................................. 1.1(a)
Offer Documents.................................................... 1.3(a)

                                    III-iii

                                                                      Defined in
Defined Terms                                                          Section
-------------                                                         ----------
Offer Price.......................................................... 1.1(a)
Offer to Purchase.................................................... 1.1(b)
Paying Agent......................................................... 3.2(a)
Payment Fund......................................................... 3.2(a)
Person............................................................... 10.11(d)
Plans................................................................ 4.11(a)
Pre-Closing Period................................................... 4.13(b)
Proxy Statement...................................................... 4.16
Purchaser............................................................ Recitals
Release.............................................................. 4.17(a)(v)
Returns.............................................................. 4.13(a)
Schedule TO.......................................................... 1.3(a)
Schedule 14D-9....................................................... 1.3(a)
SEC.................................................................. 1.3(a)
Securities Act....................................................... 4.4
Shares............................................................... 1.1(a)
Stock Option Consideration........................................... 3.4
Sub.................................................................. Recitals
Subsidiary........................................................... 10.11(e)
Surviving Corporation................................................ 2.1
Takeover Statutes.................................................... 4.27
Taxes................................................................ 4.13(a)
Transaction Committee................................................ Recitals
Transactions......................................................... 1.2(a)
WARN................................................................. 4.12

                                     III-iv

                          AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of November 1, 2001, is by and among Abengoa, S.A., a company organized under the laws of Spain ("Abengoa"), ASA Environment and Energy Holding, A.G., a company organized under the laws of Switzerland (the "Purchaser"), Abengoa Biofuels Corp., a Kansas corporation and a wholly-owned subsidiary of the Purchaser ("Sub"), and High Plains Corporation, a Kansas corporation (the "Company").

   WHEREAS, each of the respective Boards of Directors of the Purchaser, Sub and the Company has approved the acquisition of the Company by the Purchaser, subject to the terms and conditions of this Agreement; and

   WHEREAS, in order to consummate such acquisition, each of the respective Boards of Directors of the Purchaser, Sub and the Company has approved the merger of Sub with and into the Company and approved and adopted this Agreement, subject to the terms and conditions of this Agreement; and

   WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, the Purchaser shall make a tender offer to acquire any and all outstanding shares of common stock, $.10 par value per share, of the Company (the "Company Common Stock") for $5.6358 per share in cash; and

   WHEREAS, the Board of Directors of the Company (the "Company Board") based on the unanimous recommendation of a special committee of independent directors of the Company (the "Transaction Committee"), (i) determined that each of this Agreement, the Offer (as hereinafter defined) and the Merger (as hereinafter defined) is fair to and in the best interests of the stockholders of the Company, (ii) resolved to approve the Offer, the Merger and this Agreement and the transactions contemplated hereby, and (iii) recommended that the stockholders of the Company accept the Offer, tender their shares thereunder to the Purchaser, approve the Merger and approve and adopt this Agreement, subject to the terms and conditions set forth herein; and

   WHEREAS, the Company, the Purchaser, Sub and Abengoa desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger;

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, the Purchaser, Sub and Abengoa (when applicable) hereby agree as follows:

                                     III-1

                                   ARTICLE 1

                                   THE OFFER

   SECTION 1.1 THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof, as soon as practicable, the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) a tender offer (the "Offer") for any and all of the outstanding shares of the Company Common Stock (the "Shares") for $5.6358 per Share in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to the conditions set forth herein and in Annex A hereto.

   (b) The obligations of the Purchaser to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the conditions set forth herein and in Annex A hereto, any of which conditions may be waived by the Purchaser in its sole discretion. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and the conditions set forth in Annex A hereto.

   (c) The Purchaser expressly reserves the right to modify the terms of the Offer; provided, that, the Purchaser shall not decrease the Offer Price or decrease the number of Shares sought, change the form of consideration or amend any other condition of the Offer in any manner adverse to the holders of the Shares (other than with respect to insignificant changes or amendments and subject to this Section 1.1(c)) or impose additional conditions without the prior written consent of the Company; PROVIDED FURTHER, HOWEVER, that, if on the initial scheduled expiration date of the Offer, which shall be twenty business days after the date that the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, the Purchaser (i) shall, upon the one-time written request of Company prior to the expiration date, extend the expiration date by ten additional business days, and (ii) may from time to time until such time as all such conditions are satisfied or waived, in its sole discretion, extend the expiration date, each such extension not to exceed (unless otherwise consented to in writing by the Company) the lesser of ten additional business days or such fewer number of days that the Purchaser reasonably believes are necessary to cause all conditions to the Offer to be satisfied; PROVIDED, HOWEVER, that the expiration date of the Offer may not be extended beyond sixty calendar days after commencement of the Offer. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by applicable Law (as hereinafter defined) in connection with such increase, in each case without the consent of the Company. If, immediately prior to the initial expiration date of the Offer, the Shares validly tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed twenty business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer. In addition, the Purchaser may make available a "subsequent offering period," in accordance with Rule 14d-11 of the Exchange Act, of not greater than twenty business days. On the terms and subject to the prior satisfaction or waiver of the conditions of the Offer and this Agreement, the Purchaser covenants and agrees that it shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law after the expiration of the Offer.

   SECTION 1.2 COMPANY ACTIONS. (a) The Company hereby approves of and consents to the Offer and represents that the Company Board, based on the unanimous recommendation of the Transaction Committee, has (i) determined that each of this Agreement, the Offer and the Merger is advisable and in the best interests of, the stockholders of the Company, (ii) received the opinion of Goldsmith Agio Helms, financial advisor to the Company (the "Financial Advisor"), to the effect that, subject to the assumptions and qualifications therein stated, as of such date the Offer Price and the Merger Consideration (as defined herein) to be received by holders of Shares pursuant to the Offer and the Merger are fair to the stockholders of the Company from a financial point of view, (iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the "Transactions") and (iv) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser, approve the Merger and approve and adopt this Agreement. The Company has been advised by each of its directors and

                                     III-2
by each of its executive officer(s) that each such person intends to tender pursuant to the Offer all Shares owned by such person.

   (b) In connection with the Offer, the Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listings or computer files containing the names and addresses of all holders of record of the Shares as of a recent date, and shall furnish the Purchaser with such additional information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels and lists of security positions) and such assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents (as hereinafter defined) and any other documents necessary to consummate the Offer, the Purchaser and its affiliates and associates shall hold in confidence the information contained in any such labels, listings and files and all other information delivered pursuant to this Section 1.2(b), will use such information only in connection with the Offer and, if this Agreement shall be terminated, will deliver to the Company all copies, extracts or summaries of such information in their possession or the possession of their agents.

   SECTION 1.3 SEC DOCUMENTS. (a) On the date the Offer is commenced, the Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO in accordance with the Exchange Act with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO") which shall include information required under Rule 14d-1 under the Exchange Act with respect to the Offer. The Schedule TO will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and certain other ancillary documents (collectively, the Schedule TO, the Offer to Purchase, the form of letter of transmittal and certain other ancillary documents, together with any amendments and supplements thereto, the "Offer Documents"). Within ten days of the filing of the Schedule TO by the Purchaser, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 in accordance with the Exchange Act (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9"), which shall, except as otherwise provided herein, contain the recommendation referred to in clause (iv) of Section 1.2(a) hereof.

   (b) The Purchaser will take all steps necessary to ensure that the Offer Documents, and the Company will take all steps necessary to ensure that the
Schedule 14D-9, will comply in all material respects with the provisions of applicable Federal and state securities Laws. The information provided and to be provided by the Purchaser and the Company for use in the Offer Documents and the Schedule 14D-9 shall not, on the date first filed with the SEC or first published, sent or provided to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Purchaser will take all steps necessary to cause the Offer Documents and the Company will take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Federal and state securities Laws. The Purchaser or the Company will promptly correct any information provided by it for use in the Offer Documents and the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Purchaser will take all steps necessary to cause the Offer Documents, and the Company will take all steps necessary to cause the Schedule 14D-9, as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Federal and state securities Laws. The Purchaser shall provide the Company and its counsel with copies of the Offer Documents prior to filing them with the Commission, and the Company shall provide the Purchaser and its counsel with copies of the
Schedule 14D-9 prior to filing it with the Commission. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the
Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company and the Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to

                                     III-3
stockholders of the Company. The Company agrees to provide the Purchaser and its counsel with copies of any written comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. The Purchaser agrees to provide the Company and its counsel with copies of any written comments that the Purchaser or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

                                   ARTICLE II

                                   THE MERGER

   SECTION 2.1 THE MERGER. At the Effective Time (as hereinafter defined) and upon the terms and subject to the conditions of this Agreement and in accordance with the Kansas General Corporation Code ("KGCC"), Sub shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Sub shall cease.

   SECTION 2.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, the Purchaser, Sub and the Company shall cause the Merger to be consummated by filing an appropriate Certificate or Articles of Merger or other appropriate documents (as applicable, the "Certificate of Merger") with the Secretary of State of the State of Kansas in such form as required by, and executed in accordance with, the relevant provisions of the KGCC, as soon as practicable on or after the Closing Date (as hereinafter defined). The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

   SECTION 2.3 CLOSING OF THE MERGER. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties (the "Closing Date"), which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VIII and in Annex A attached hereto (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of the Company, 200 West Douglas, Suite 820, Wichita, Kansas, 67202 or at such other time, date or place as agreed to in writing by the parties hereto.

   SECTION 2.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the KGCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

   SECTION 2.5 ARTICLES OF INCORPORATION AND BYLAWS. The articles of incorporation of Sub in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation. The bylaws of Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

   SECTION 2.6 DIRECTORS. The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.


                                     III-4

                                  ARTICLE III

                              CONVERSION OF SHARES

   SECTION 3.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or any shares of capital stock of the Company:

   (a) Each issued and outstanding Share of common stock, no par value per share, of the Sub shall remain issued and outstanding as a fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

   (b) All Shares that are owned by the Company shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

   (c) Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive the Offer Price, without interest (the "Merger Consideration"). All such Shares, when so converted, shall no longer be outstanding, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 3.2, without interest.

   SECTION 3.2 DELIVERY OF CERTIFICATES.

   (a) Prior to the commencement of the Offer, the Purchaser shall designate a bank, transfer agent, trust company or other person, reasonably acceptable to the Company, to act as tender and paying agent for the holders of the Shares in connection with the Merger (the "Paying Agent"), to receive certificates representing Shares from Company stockholders and to pay the Offer Price and the Merger Consideration for all Shares that are duly tendered to the Paying Agent in connection with the Offer and the Merger. The Purchaser shall have sufficient funds available in order to pay the full Offer Price and the Merger Consideration and shall, from time to time, make available to the Paying Agent funds in amounts and at times necessary for the prompt payment thereof (the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund. The Payment Fund shall not be used for any other purposes. All interest earned on such funds shall be paid to the Purchaser.

   (b) As soon as reasonably practicable after the Effective Time, the Purchaser shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form not inconsistent with this Agreement as the Purchaser may specify) and (ii) instructions for use in surrendering the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for payment to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the Purchaser shall cause the Paying Agent to pay to the holder of such Certificate the Merger Consideration. In the event of a surrender of a Certificate representing Shares which are not registered in the transfer records of the Company under the name of the person surrendering such Certificate, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as hereinafter defined) required by reason of payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration

                                     III-5
which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article III. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to the provisions of this Article III.

   (c) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be exchanged as provided in this Article III.

   (d) At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar
Laws) only as general unsecured creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

   (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

   SECTION 3.3 WITHHOLDING TAXES. The Purchaser shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Offer Price and the Merger Consideration payable to a holder of Shares pursuant to the Offer and the Merger any withholding and stock transfer Taxes and such amounts as are required under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign Tax law. The Purchaser shall take appropriate steps to minimize such Taxes. To the extent that amounts are so withheld by the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Purchaser.

   SECTION 3.4 COMPANY STOCK OPTIONS. (a) Immediately prior to the Effective Time, each then outstanding option to purchase any shares of capital stock of the Company (in each case, a "Company Stock Option"), whether or not then vested and/or exercisable, shall be cancelled by the Company. With respect to Company Stock Options which are vested and/or exercisable at an exercise price that is less than the Merger Consideration, in consideration of such cancellation, the Company shall pay to such holders an amount equal to the difference between the Merger Consideration and such holder's exercise price for such Company Stock Option (the "Stock Option Consideration").

   (b) The Company shall take all actions necessary and appropriate so that all stock options or other equity-based plans maintained with respect to the Shares, including, without limitation, the plans listed in Section 4.2 hereof ("Company Option Plans"), shall terminate as of the Effective Time and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall take such action to ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Option Plan shall have any right thereunder to acquire any capital stock of the Surviving Corporation.

                                     III-6

   (c) Prior to the Effective Time, the Company shall (i) obtain all necessary consents from, and provide (in a form acceptable to the Purchaser) any required notices to, holders of Company Stock Options and (ii) amend the terms of the applicable Company Option Plan, in each case as is necessary to give effect to the provisions of paragraphs (a) and (b) of this Section 3.4.

   SECTION 3.5 APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, Shares (the "Dissenting Shares") that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 17-6712 of the KGCC (the "Dissenting Stockholders") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the KGCC, but shall become subject to the right to receive such consideration as may be determined to be due such Dissenting Stockholders pursuant to the law of the State of Kansas; provided, however, that if any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the KGCC and received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the KGCC. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Consideration pursuant to Section 3.1(c).

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Except as set forth in the Company Disclosure Schedule (as hereinafter defined), the Company hereby represents and warrants to the Purchaser as follows:

   SECTION 4.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted, except where the failure to be duly organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as hereinafter defined) on the Purchaser. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction, as set forth on Section 4.1 of the Company Disclosure Schedule, in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.

   SECTION 4.2 CAPITALIZATION OF THE COMPANY; SUBSIDIARIES. (a) The authorized capital stock of the Company, immediately prior to the Closing, will consist of
(i) 50,000,000 Shares of which, as of the date hereof, 16,411,375 are issued and outstanding and (ii) 5,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding as of the date hereof. All issued and outstanding Shares (a) have been duly authorized and validly issued,
(b) are fully paid and non-assessable, (c) were issued in compliance with all applicable federal and state Laws concerning the issuance of securities and (d) are free of preemptive rights. As of the date hereof, 4,000,000 Shares were reserved for issuance and are issuable upon

                                     III-7
or otherwise deliverable in connection with the exercise of outstanding options issued to directors, officers, employees and consultants pursuant to Company Option Plans. Since October 30, 2001, no shares of the Company's capital stock have been issued, and since July 30, 2001, no Company Stock Options have been granted. Except as set forth above, as of the date hereof, (i) no shares of capital stock or other voting securities of the Company are outstanding; (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company are outstanding; (iii) except for Company Stock Options, no options or other rights to acquire from the Company, and no obligations of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company are outstanding; and (iv) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (including stock appreciation rights) are outstanding (collectively, "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of capital stock of the Company. Section 4.2 of the Company Disclosure Schedule sets forth information regarding the current exercise price, date of grant and number granted of Company Stock Options for each holder thereof. Following the Closing, no holder of Company Stock Options will have any right to receive shares of common stock of the Company or the Surviving Corporation upon the exercise of Company Stock Options.

   (b) The Company has no Subsidiaries (as hereinafter defined).

   SECTION 4.3 AUTHORITY RELATIVE TO THIS AGREEMENT; STOCKHOLDER
APPROVAL. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to this Agreement, the Company Requisite Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principals of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

   (b) The Company Board has, by unanimous vote and acting on the unanimous recommendation of the Transaction Committee, duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the Company Board for the consummation of the transactions, including the Offer and the Merger, contemplated hereby and has resolved (i) to deem this Agreement and the transactions contemplated hereby, including the Offer and the Merger, advisable and fair to, and in the best interests of, the Company and its stockholders; and (ii) to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser, approve the Merger and approve and adopt this Agreement. The Company Board has directed that this Agreement, to the extent required by applicable law, be submitted to the stockholders of the Company for their approval, and the affirmative approval of the holders of Shares representing at least 75% of the votes that may be cast by the holders of all outstanding Shares (voting as a single class) as of the record date for the Company (the "Company Requisite Vote") is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger, to approve and adopt this Agreement and to approve the transactions contemplated hereby.

   SECTION 4.4 SEC REPORTS; FINANCIAL STATEMENTS. Except as set forth on
Section 4.4 of the Company Disclosure Schedule, the Company has filed all required forms, reports and documents with the SEC, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has heretofore delivered to the Purchaser, in the form filed

                                     III-8
with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended on or after June 30, 1998; (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since June 30, 1998; and (iii) all other reports or registration statements filed by the Company with the SEC since June 30, 1998 (collectively, the "Company SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and its results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since June 30, 2001, there has not been any change, or any application or request for any change, by the Company in accounting principles, methods or policies for financial accounting or Tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

   SECTION 4.5 NO UNDISCLOSED LIABILITIES. Since July 1, 1998, the Company has incurred no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted which would be required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of the Company (including the notes thereto) and which were not so reserved against or described.

   SECTION 4.6 ABSENCE OF CHANGES. Except as set forth in Section 4.6 of the Company Disclosure Schedule, since June 30, 2001 the business of the Company has been carried on only in the ordinary and usual course consistent with past practice. Except as set forth in Section 4.6 of the Company Disclosure Schedule, the Company has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which do or which would reasonably be expected to have, and there have been no events, changes or effects with respect to the Company, which do or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

   SECTION 4.7 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky Laws and the filing and recording of the Certificate of Merger as required by the KGCC, to the best knowledge of the Company no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Except as set forth on Section 4.7 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien (as hereinafter defined)) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which its or any of its properties or assets may be bound, or (iii) violate any Law applicable to the Company or any of its properties or assets, except in the case of (ii) for violations, breaches or defaults which do not, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.


                                     III-9

   SECTION 4.8 NO DEFAULT. The Company is not in violation of any term of (i) its articles of incorporation, bylaws or other similar governing documents,
(ii) except as set forth in Section 4.8(ii) of the Company Disclosure Schedule, any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any domestic or, to the best knowledge of the Company, foreign law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity ("Law") applicable to the Company or any of its properties or assets.

   SECTION 4.9 TITLE TO PROPERTIES; ENCUMBRANCES; INVENTORIES;
RESTRICTIONS. (a) Except as set forth in Section 4.9(a) of the Company Disclosure Schedule, the Company has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, (i) all of its tangible properties and assets (real and personal), including, without limitation, all the properties and assets reflected in the balance sheet of the Company as of June 30, 2001 contained in the Company SEC Reports and (ii) all the tangible properties and assets purchased by the Company since June 30, 2001, in each case subject to no encumbrance, Lien, security interest, pledge, option, right of first refusal, charges or other restriction of any kind or character.

   (b) The inventory of the Company consists of raw materials, work in process and finished goods reasonably expected to be used in the ordinary course of its businesses.

   (c) Except as set forth in Section 4.9(c) of the Company Disclosure Schedule, no agreement, understanding or commitment to which the Company is a party, or by which the Company or any of its properties are bound, restrains, limits or impedes the Company's ability to compete with or conduct any business or line of business, including but not limited to, geographic limitations on the Company's activities.

   SECTION 4.10 LITIGATION. Except as set forth in Section 4.10 of the Company Disclosure Schedule, there is no action, suit, claim or proceeding, at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental Entity or other instrumentality or agency, pending, or threatened, against or affecting the Company, or any of its properties or rights. There are no such suits, actions, claims, proceedings or investigations pending or, to the best knowledge of the Company threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. Except as set forth in Section 4.10 of the Company Disclosure Schedule, the Company is not subject to any judgment, injunction, order or decree entered in any lawsuit or proceeding which would have a Material Adverse Effect on the Company.

   SECTION 4.11 EMPLOYEE BENEFIT PLANS. (a) Section 4.11(a) of the Company Disclosure Schedule contains a true and complete list of: (i) each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; (ii) each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); (iii) each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); (iv) each employment, termination, retention, "hold in place" or change in control or other severance agreement; and (v) each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company (collectively, the "Plans"). No Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code and neither the Company nor any ERISA Affiliate has sponsored, maintained, contributed to or been required to contribute to any such plan within the past 6 years prior to the date hereof. Neither the Company nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of the Company.

                                     III-10

   (b) Except as disclosed in Schedule 4.11(b), with respect to each Plan, the Company has heretofore delivered or made available to the Purchaser true and complete copies of each of the following documents: (i) a copy of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof); (ii) a copy of the two most recent annual reports and actuarial reports, if required under ERISA, and the most recent report, if any, prepared with respect thereto in accordance with Statement of Financial Accounting Standards Nos. 87 and 106; (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto; (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements, or other accounting, if any, thereof; and (v) the most recent determination letter received from the IRS with respect to each Plan intended to qualify under
Section 401 of the Code.

   (c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability.

   (d) Except as disclosed in Schedule 4.11(d), all contributions required to be made with respect to any Plan on or prior to the Closing Date have been timely made or if not required to be paid are set forth in the balance sheet of the Company as of June 30, 2001 contained in the Company SEC Reports.

   (e) Except as disclosed in Schedule 4.11(e), neither the Company, or any Plan or any trust created thereunder, nor to the best knowledge of the Company any trustee or administrator thereof, has engaged in a transaction in connection with which the Company, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or Section 4976 of the Code.

   (f) Except as disclosed in Schedule 4.11(f), each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. There are no pending, or to the best knowledge of the Company threatened or anticipated, claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

   (g) Except as disclosed in Schedule 4.11(g), each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code complies in all material respects with the applicable requirements of the Code, except with respect to any amendments required to be made to such Plan for which the remedial amendment period under Section 401(b) of the Code has not expired as of the Closing Date, and the trusts maintained thereunder comply in all material respects with the requirements of Section 501(a) of the Code. Each Plan intended to satisfy the requirements of Section 501(c)(9) has complied in all material respects with such requirements.

   (h) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan" or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). No condition exists that would prevent the Company from amending or terminating any Plan providing health or medical benefits in respect of any active or former employee of the Company.

   (i) Except as set forth on Section 4.11(i) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate or any other Person to any retention benefit, severance pay, unemployment compensation or any other payment or any benefit under any "hold in place" agreement, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or other Person.

                                     III-11

   SECTION 4.12 EMPLOYMENT RELATIONS AND AGREEMENTS. (i) The Company is in compliance with all federal, state and local, and to the best knowledge of the Company foreign, laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational health and safety, and has not and is not engaged in any unfair labor practice; (ii) no material unfair labor practice charge or complaint against the Company is pending before the National Labor Relations Board or an equivalent tribunal under applicable foreign law; (iii) there is no labor strike, slowdown, stoppage or material dispute pending or to the best knowledge of the Company threatened against or involving the Company; (iv) no union or works council represents, claims to represent, or has represented any employees of the Company and no representation question exists respecting the employees of the Company; (v) no collective bargaining agreement is currently being negotiated by the Company and the Company is not or has not been a party to a collective bargaining agreement; (vi) the Company has not experienced any material labor difficulty during the last three years; and (vii) there has been no "mass layoff" or "plant closing" by the Company as defined in the Federal Workers Adjustment Retraining and Notification Act ("WARN") or state law equivalent, or any other mass layoff or plant closing that would trigger notice pursuant to WARN or state law equivalent, within one year prior to the Closing Date.

   SECTION 4.13 TAXES.

   (a) Tax Returns. Except as set forth on Section 4.13 of the Company Disclosure Schedule, the Company has timely filed or caused to be timely filed (and will timely file or will cause to be timely filed) with the appropriate taxing authorities all Federal and other returns, statements, forms and reports for Taxes (as hereinafter defined) ("Returns") that are required to be filed by, or with respect to, the Company for all periods ending on or prior to the Closing Date. The Returns are true, correct, and complete and reflect accurately all liability for Taxes of the Company for the periods covered thereby. "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group.

   (b) Payment of Taxes. All Taxes and Tax liabilities of the Company for all taxable years or periods that end on or prior to the Closing Date and, with respect to any taxable year or period beginning prior to and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Period"), have been timely paid or adequately disclosed and fully provided for as a liability on the financial statements of the Company in accordance with GAAP.

   (c) Other Tax Matters.

     (i) Except as set forth on Section 4.13(c)(i) of the Company Disclosure Schedule, the Company has not been the subject of an audit or other examination of Taxes by the tax authorities of any nation, state or locality, nor has the Company received any notices from any tax authority relating to any issue which could materially affect the Tax liability of the Company. To the best knowledge of the Company, no state of facts exists or has existed that would constitute grounds for the assessment of any material Taxes with respect to any taxable year or period. No tax liens exist upon any property or assets of the Company except Liens for current Taxes not yet due.

     (ii) The Company has not been included in any "consolidated," "unitary" or "combined" Return provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

     (iii) All Taxes which the Company is (or was) required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the proper authorities to the extent due and payable.


                                     III-12

     (iv) There are no Tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between the Company, or any of its predecessors or affiliates, and any other party under which the Purchaser, Sub or the Company could be liable for any Taxes or other claims of any party other than the Company. No power of attorney has been granted with respect to any matter relating to Taxes for the Company for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

     (v) No indebtedness of the Company consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

     (vi) The Company has not been required to include in income any adjustment pursuant to Section 481 or any similar provision of the Code or the corresponding tax laws of any nation, state or locality by reason of a voluntary change in accounting method initiated by the Company, and the Internal Revenue Service or other taxing authority has not initiated or proposed any such adjustment or change in accounting method.

     (vii) As of the Closing Date: (A) the Company has not entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or (B) the Company is not presently contesting the Tax liability of the Company before any court, tribunal or agency.

     (viii) The Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code and the rules and regulations promulgated thereunder.

     (ix) No election under 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company as a consenting corporation, as defined in Section 341 of the Code.

     (x) Except as set forth in Section 4.13(c)(x) of the Company Disclosure Schedule, the Company is not a party to any agreement or plan that would require it to make any payment that would (or could under any circumstance) constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code. The Company has not entered into any compensatory agreements with respect to the performance of services for which payment thereunder would result in a nondeductible expense pursuant to Section 162(m) of the Code.

     (xi) There are no outstanding balances of deferred gain or loss accounts related to any deferred intercompany transactions to which the Company was a party.

     (xii) No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction nor is there any factual basis for any such claim.

     (xiii) Section 4.13 of the Company Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to the Company for taxable periods ended on or after June 30, 1998; indicates those Tax Returns that have been audited; and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Purchaser correct and complete copies of all federal income Tax Returns filed by the Company, all state income Tax Returns filed by the Company, and all foreign tax returns filed by the Company, as well as any examination reports, and statements of deficiencies assessed against or agreed to by the Company since June 30, 1998.

     (xiv) The Company has disclosed on its federal income Tax Return all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

     (xv) The Company has not made an election, nor is it required, to treat any asset as owned by another person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code.


                                     III-13

     (xvi) The Company has not (A) applied for any Tax ruling or (B) entered into a closing agreement (or similar arrangement) with any taxing authority.

     (xvii) The Company has not filed an election under Section 338(g) or 338(h)(10) of the Code.

     (xviii) The Company does not own an interest in any (A) domestic international sales corporation, (B) foreign sales corporation, (C) controlled foreign corporation, or (D) passive foreign investment company.

     (xix) There are no joint ventures, partnerships, limited liability companies or other arrangements or contracts to which the Company is a party that could be treated as a partnership for federal income Tax purposes.

     (xx) The Company has no or has not had a "permanent establishment" in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, or has otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

   SECTION 4.14 INTELLECTUAL PROPERTY. (a) The Company owns, without restriction, or is licensed to use, the rights to all, trademarks, trade names, service marks, and other business identifiers (collectively, "Trademarks"); copyrights together with any registrations and applications therefor; patents and patent applications; internet domain names; net lists; schematics; inventories; technology; trade secrets; know-how; computer software programs or applications including, without limitation, all object and source codes; and tangible or intangible proprietary information or material that in any material respect are used in the business of the Company as currently conducted (the "Company Intellectual Property"). Section 4.14(a) of the Company Disclosure Schedule sets forth: (i) all patents, Trademarks, registered copyrights, and any applications for any of the foregoing included in the Company Intellectual Property; and (ii) all licenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use any Company Intellectual Property (excluding license agreements for "off-the-shelf" software with an acquisition price of less than $5,000 per agreement) and includes the identities of the parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

   (b) No claims with respect to the Company Intellectual Property have been filed, or are to the best knowledge of the Company threatened, by any Persons, nor does the Company know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale or use of any product, process or service as now used or offered or proposed for use or sale by the Company infringes on any copyright, trade secret, patent or other intellectual property right of any Person, (ii) against the use by the Company of any Company Intellectual Property or (iii) challenging the ownership, validity, enforceability or effectiveness of any of the Company Intellectual Property. All granted and issued patents and all registered Trademarks set forth on Section 4.14(a) of the Company Disclosure Schedule and all registered copyrights held by the Company are valid, enforceable and subsisting. There has not been since June 30, 1996, and there is not any material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third Person, including, without limitation, any employee or former employee. The Company is not, or as a result of the execution, delivery or performance of the Company's obligations hereunder will not be, in violation of, or lose any rights pursuant to, any license or agreement set forth on Section 4.14(a) of the Company Disclosure Schedule.

   (c) No owned Company Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any material manner the licensing thereof by the Company. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement based upon, without limitation, such Person's manufacture, sale, use or importation of any product, service or process incorporating any Company Intellectual Property. The Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Company Intellectual Property. The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Company Intellectual Property that are owned by the Company.

                                     III-14

   SECTION 4.15 MATERIAL CONTRACTS. (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, as filed with the SEC on October 12, 2001, lists all agreements required to be filed with the SEC as of the date of filing of such report pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act.

   (b) Section 4.15(b) of the Company Disclosure Schedule lists all agreements entered into after June 30, 2001 (other than this Agreement) that would be required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K.

   (c) The Company has delivered to the Purchaser a correct and complete copy of each agreement (as amended to date) referred to in Section 4.15 (a) or (b) of the Company Disclosure Schedule. With respect to each such agreement, and except as set forth on Section 4.15(c) of the Company Disclosure Schedule: (i) the agreement is legal, valid, binding, enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company nor any other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and
(iv) neither the Company nor to the best knowledge of the Company any other party has repudiated any provision of the agreement.

   SECTION 4.16 PROXY STATEMENT, OFFER DOCUMENTS AND SCHEDULE 14D-9. The definitive proxy statement and related materials, if required, to be furnished to the holders of Shares in connection with the Merger pursuant to Section 7.1 hereof (the "Proxy Statement") and the Offer Documents and Schedule 14D-9 to be furnished to the holders of Shares in connection with the Offer will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable Laws and, at the date first mailed to holders of Shares and at the Closing Date, shall not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to any information about the Purchaser or Sub supplied by the Purchaser or Sub in writing for inclusion therein. If at any time prior to a meeting of the stockholders of the Company, any event occurs which should be described in an amendment or supplement to the Proxy Statement, the Company shall file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the SEC, the amendment or supplement shall be delivered to the Purchaser and its counsel and it shall be given the opportunity to review and comment on each such amendment or supplement. None of the information with respect to the Company supplied by the Company in writing for inclusion or incorporation by reference in the documents pursuant to which the Offer will be made, including the Offer Documents and the Schedule 14D-9, will, at the respective times such documents are filed with the SEC and the date first published, sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

   SECTION 4.17 ENVIRONMENTAL LAWS AND REGULATIONS.

   (a) For purposes of this Agreement, the following terms shall have the following meanings:

     (i) "Company Property" means any real property or improvements at any time owned, leased or operated by the Company or any its Subsidiaries;

     (ii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (B) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of

                                     III-15
  similar import, under any Environmental Law; and (C) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by a Governmental Entity;

     (iii) "Environmental Laws" means any federal, state, foreign or local statute, law, rule, regulation, ordinance, guideline, policy, code or rule of common law in effect and in each case as amended as of the date hereof and Closing Date, and any judicial or administrative interpretation thereof applicable to the Company or its operations or property as of the date hereof and Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S)9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.(S)6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S)1251 et seq.; the Federal Alcohol Administration Act, 27 U.S.C. (S)201 et seq.; the Toxic Substances Control Act, 15 U.S.C.
  (S)2601 et seq.; the Clean Air Act, 42 U.S.C. (S)7401 et seq.; Occupational Safety and Health Act, 29 U.S.C. 651 et seq.; Oil Pollution Act of 1990, 33 U.S.C. (S)2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. (S)300f et seq., and their state and local counterparts and equivalents.

     (iv) "Environmental Claims" means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law (for purposes of this sub-clause
  (iv), "Claims"), including, without limitation, (A) any and all Claims by any Governmental Entity for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to Environmental Laws and (B) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; and

     (v) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, surface water, groundwater or property.

   (b) Except as set forth on Section 4.17(b) of the Company Disclosure Schedule or otherwise disclosed in a Phase I or other Environmental Report prepared at the request of either the Company or the Purchaser and delivered to the Purchaser:

     (i) There has been no past Release or threatened Release, nor is there any current Release or threatened Release of Hazardous Materials on the Company Property;

     (ii) the Company Property, the Company's use of the Company Property and the Company's operations have been and are in compliance with Environmental Laws;

     (iii) the Company has received no notice of violation or other similar communication and has no knowledge of any fact or circumstance concerning any violation or liability arising under any Environmental Law with respect to the Company Property or the business of the Company;

     (iv) the Company has obtained or applied in a timely manner for all permits necessary to comply with applicable Environmental Laws;

     (v) the Company's operations and the Company Property are in compliance with all terms and conditions of all permits issued under Environmental Laws and the company has not engaged in any conduct which could cause revocation or suspension of any of these permits;

     (vi) there are no past, pending or threatened Environmental Claims (as defined above) against the Company.

   (c) Section 4.17(c) of the Company Disclosure Schedule sets forth a true and accurate list of all environmental licenses and permits of the Company.

                                     III-16

   SECTION 4.18 VOTING REQUIREMENTS. The affirmative vote of the holders of at least 75% of the outstanding shares of Company Common Stock entitled to be cast approving the Merger and approving and adopting this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt the Merger, this Agreement and the transactions contemplated hereby or thereby.

   SECTION 4.19 BOOKS AND RECORDS. The books and records of the Company are accurate and complete in all material respects and have been maintained consistent with good business practice. The stock ledgers of the Company, true and complete copies of which have been delivered to the Purchaser, are, to the best knowledge of the Company, complete and correct as of the date of delivery. The minute books of the Company, true and complete copies of which have been delivered to the Purchaser, contain, to the best knowledge of the Company, true and complete records of all meetings held of, and corporate action taken by, the stockholders, Board of Directors or any committee of the Company, as the case may be, and of all written consents executed in lieu of the holding of any such meeting as of the date of delivery. To the best knowledge of the Company, no meeting of any such stockholders, Board of Directors or committee has been held for which minutes have been prepared and are not contained in such minute books.

   SECTION 4.20 DISTRIBUTORS, CUSTOMERS OR SUPPLIERS. Section 4.20 of the Company Disclosure Schedule sets forth (a) all representatives or distributors of the Company (whether pursuant to commission, royalty or other arrangement),
(b) the 10 largest customers of the Company in terms of revenue recognized during the fiscal year ended June 30, 2001 and (c) the 10 largest suppliers of the Company in terms of costs recognized for the purchase of products or services during the fiscal year ended June 30, 2001 (collectively, the "Distributors, Customers or Suppliers"). The Company does not know of any plan or intention, and has no reason to believe there is any plan or intention, of any of the Distributors, Customers or Sellers, and the Company has not received any written or oral threat from any of the Distributors, Customers or Suppliers, to terminate, cancel or otherwise adversely modify its relationship with the Company or to decrease materially or limit its products to or services to the Company or its usage, purchase or distribution of the services or products of the Company which could reasonably be expected to have a Material Adverse Effect on the Company.

   SECTION 4.21 INSURANCE. (a) Section 4.21(a) of the Company Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, automobile, casualty, liability, umbrella, and workers' compensation coverage and bond and surety arrangements) in force and effect as of the date of this Agreement and to which the Company is a party, a named insured or otherwise the beneficiary of coverage:

     (i) the name, address and telephone number of the agent;

     (ii) the name of the insurer, the name of the policyholder and the name of each covered insured;

     (iii) the policy number and the period of coverage;

     (iv) the general type of coverage (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including any deductibles and ceilings) of coverage; and

     (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each insurance policy required to be disclosed on Section 4.21(a) of the Company Disclosure Schedule: (i) the policy is legal, valid, binding and enforceable by and in favor of the Company, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, and will provide coverage to the Company following the Closing Date for claims relating to the period prior to the Closing

                                     III-17

Date; (iii) neither the Company nor to the best knowledge of the Company any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.
Section 4.21(a) of the Company Disclosure Schedule describes any self-insurance or co-insurance arrangements affecting the Company.

   (b) Section 4.21(b) of the Company Disclosure Schedule sets forth the name of the issuer, policy number and general type of coverage for each insurance policy to which the Company has been a party, a named insured or otherwise the beneficiary of coverage at any time since June 30, 2001.

   SECTION 4.22 PRODUCT WARRANTY. Each product manufactured, sold, leased, or delivered by the Company has been in substantial conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no liability for replacement or repair thereof or other damages in connection therewith. Section 4.22 of the Company Disclosure Schedule includes the Company's standard product warranty.

   SECTION 4.23 PRODUCT LIABILITY. To the best knowledge of the Company, the Company has no liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold or delivered by the Company.

   SECTION 4.24 COMPLIANCE WITH APPLICABLE LAW. Except as set forth on Section
4.24 of the Company Disclosure Schedule, to the best knowledge of the Company, the Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its businesses (the "Company Permits"), and the Company is in compliance with the terms of the Company Permits. Except as set forth in Section 4.24 of the Company Disclosure Schedule, the businesses of the Company are not being conducted in violation of any Law applicable to the Company. Except as set forth in Section 4.24 of the Company Disclosure Schedule, no investigation or review by any Governmental Entity with respect to the Company is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same.

   SECTION 4.25 OPINION OF FINANCIAL ADVISOR. The Financial Advisor has delivered to the Company Board its opinion, to the effect that, subject to the assumptions and qualifications therein stated, as of such date the Offer Price and the Merger Consideration to be received by holders of Shares pursuant to the Offer and Merger is fair from a financial point of view, and such opinion has not been withdrawn or modified. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Offer Documents, the Schedule 14D-9 and the Proxy Statement, so long as such inclusion is in form and substance satisfactory to the Financial Advisor and its counsel.

   SECTION 4.26 BROKERS; BREAK-UP FEE. Other than fees, expenses and other mounts due Goldsmith Agio Helms, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its affiliates. Other than such fees, expenses and other amounts due Goldsmith Agio and Helms, the Company is not obligated to pay any third party fee, expense or any amount whatsoever as a result of its execution, delivery and/or performance of this Agreement.

   SECTION 4.27 TAKEOVER STATUTE; DISSENTERS' RIGHTS. The Company has taken all action required to be taken by it in order to exempt this Agreement, the Merger, the Offer, the acquisition of Shares pursuant to the Offer and the transactions contemplated hereby from, and this Agreement, the Merger, the Offer, the acquisition of Shares pursuant to the Offer and the transactions contemplated hereby (the "Covered Transactions") are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliated transaction," "business combination" or other antitakeover Laws and regulations of any

                                     III-18
state (collectively, "Takeover Statutes"), including, without limitation, Chapter 17, Article 12, of the KGCC, or any antitakeover provision in the Company's articles of incorporation and bylaws. The provisions of Chapter 17,
Article 12, of the KGCC do not apply to the Covered Transactions.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                            OF THE PURCHASER AND SUB

   Each of the Purchaser, Sub and Abengoa hereby represents and warrants, jointly and severally, to the Company as follows:

   SECTION 5.1 ORGANIZATION. (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Switzerland and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas and each of the Purchaser and Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted, except where the failure to be duly organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser or Sub, respectively.

   (b) Each of the Purchaser and Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser or Sub, respectively.

   SECTION 5.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of the Purchaser and Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of the Purchaser or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Each of the Boards of Directors of the Purchaser and Sub has duly and validly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by such Boards of Directors for the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and Sub and constitutes a valid, legal and binding agreement of the Purchaser and Sub, enforceable against the Purchaser and Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

   SECTION 5.3 OFFER DOCUMENTS. The Offer Documents and any other documents to be filed by the Purchaser and Sub with the SEC or any other Government Entity in connection with the Merger, the Offer and the other transactions contemplated hereby will (in the case of the Offer Documents and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of filing with the SEC, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or shall, at the time the Purchaser accepts tendered Shares for exchange or at the Closing, omit to state any material fact necessary to correct any statement in any earlier communication with respect to such exchange which shall have become false or misleading in any material respect. Notwithstanding the foregoing, the Purchaser and Sub make no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of the Company specifically for inclusion therein.

                                     III-19

   SECTION 5.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky Laws and the filing and recordation of the Certificate of Merger as required by the KGCC, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by the Purchaser and Sub of this Agreement or the consummation by the Purchaser and Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser or Sub, respectively. Neither the execution, delivery and performance of this Agreement by the Purchaser and Sub nor the consummation by the Purchaser and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws (or similar governing documents) of the Purchaser or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Purchaser or Sub is a party or by which any of its properties or assets may be bound, or (iii) violate any Law applicable to the Purchaser or Sub or any of its properties or assets, except in the case of (ii) for violations, breaches or defaults which do not, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser or Sub, respectively.

   SECTION 5.5 BROKER'S OR FINDER'S FEE. No broker, finder or investment banker acting on behalf of the Purchaser or Sub is, or will be, entitled to any brokerage, finder's or other fee or commission or expense reimbursement from the Company in connection with the transactions contemplated by this Agreement.

   SECTION 5.6 LITIGATION. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Merger. Neither the Purchaser nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Purchaser.

   SECTION 5.7 FINANCING. The Purchaser has, and will have at the expiration date of the Offer and at the Effective Time, sufficient funds available in order to pay the full Offer Price and Merger Consideration, to perform the Purchaser's obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them. The Purchaser will, prior to the Effective Time, deposit in trust with the Paying Agent cash in United States dollars an aggregate amount equal to the full Offer Price and Merger Consideration.

                                   ARTICLE VI

                    COVENANTS RELATED TO CONDUCT OF BUSINESS

   SECTION 6.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as set forth in
Section 6.1 of the Company Disclosure Schedule or as expressly contemplated or permitted by this Agreement, or as required by Law, during the period from the date hereof to the Closing Date, the Company will conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, and, except with the prior written consent of the Purchaser, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in the Company

                                     III-20

Disclosure Schedule, or otherwise consented to or approved in writing by Purchaser (which consent or approval may be withheld by Purchaser in its sole and absolute discretion), or as required by Law, prior to the Closing Date, the Company will not:

   (a) amend its articles of incorporation or bylaws (or other similar governing instrument);

   (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights) of the Company, except for the issuance or sale of Shares pursuant to the valid exercise of outstanding Company Stock Options;

   (c) (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;
(iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of its securities;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

   (e) (i) incur or assume any long-term or short-term debt except pursuant to the current terms of the Company's line of credit or issue any debt securities;
(ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to the Purchaser); (iv) pledge or otherwise encumber shares of capital stock of the Company; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

   (f) except as may be required by Law or as contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

   (g) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice or grant any exclusive distribution rights;

   (h) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it;

   (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of software, capital equipment or inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

   (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement, other than in the ordinary and usual course of business consistent with past practice or amend in any material respect any material contracts or agreements; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $300,000; or

                                     III-21

(iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

   (k) make or revoke any Tax election, or settle or compromise any Tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes;

   (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary and usual course of business consistent with past practice or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

   (m) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

   (n) enter into any agreement or arrangement that limits or otherwise restricts the Company or any successor thereto or that could, after the Closing Date, limit or restrict the Surviving Corporation and its affiliates (including the Purchaser) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or

   (o) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through 6.1(n) or any action which would make any of the representations or warranties of the Company contained in this Agreement (i) which are qualified as to materiality untrue or incorrect, or (ii) which are not so qualified untrue or incorrect in any material respect.

   SECTION 6.2 ACCESS TO INFORMATION. Between the date hereof and the Closing Date, the Company will give the Purchaser and its authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, offices, warehouses and other facilities and to all books and records of the Company, will permit the Purchaser to make such inspections as the Purchaser may reasonably require and will cause the Company's officers to furnish the Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company as the Purchaser may from time to time reasonably request.

   SECTION 6.3 CONFIDENTIALITY. Information obtained by the Purchaser, Sub and the Company and their respective counsel, accountants, consultants and other authorized representatives pursuant to Section 6.2 hereof shall be subject to the provisions of the Confidentiality and Non-Disclosure Agreement by and between the Company and Abengoa, S.A. dated August 30, 2001 (the "Confidentiality Agreement").

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

   SECTION 7.1 COMPANY STOCKHOLDER MEETING; PROXY STATEMENT.

   (a) If stockholder approval is required by applicable Law in order to consummate the Merger (and cannot be effected by written consent or other action of the Purchaser, as the majority stockholder of the Company), the Company, acting through its Board of Directors, shall, in accordance with applicable Law, its certificate of incorporation and bylaws (or other similar governing instrument):

     (i) as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholder Meeting") for the purposes of considering and taking action upon the approval of the Merger and the approval and adoption of this Agreement;

                                     III-22

     (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and (x) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with the Purchaser, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto to be mailed to its stockholders at the earliest practicable date; PROVIDED that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with the Purchaser and its counsel, and (y) use its reasonable best efforts to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

     (iii) unless this Agreement has been terminated in accordance with
  Article IX, subject to its rights pursuant to Section 7.3, include in the Proxy Statement the recommendation of its Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the approval and adoption of this Agreement.

   (b) Notwithstanding anything else contained herein or in this Section 7.1, in the event that the Purchaser shall acquire in the aggregate a number of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, sufficient to enable the Purchaser or the Company to cause the Merger to become effective under applicable Law without a meeting of stockholders of the Company, the parties hereto shall, at the request of the Purchaser and subject to Article VIII, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of such acquisition, without a meeting of stockholders of the Company, in accordance with Section 17-6518 of the KGCC.

   (c) Notwithstanding the foregoing, the Company Board may at any time prior to the Effective Time withdraw, modify or change any recommendation and declaration regarding the Offer, the Merger or this Agreement, or recommend and declare advisable a Superior Proposal, if in the opinion of such Board of Directors, the failure to so withdraw, modify or change its recommendation and declaration would reasonably likely be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

   SECTION 7.2 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

   SECTION 7.3 ACQUISITION PROPOSALS. (a) Subject to Section 7.3(b) and (c) of this Agreement, from the date hereof until the Closing Date or the termination hereof, the Company may not, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

   The Company shall promptly notify the Purchaser after receipt of any Acquisition Proposal relating to the Company by any person and will provide all material information in its possession regarding the Acquisition Proposal and generally keep the Purchaser informed on a current basis of the status and details of any such Acquisition Proposal. Notwithstanding the foregoing, the Company shall not be required to provide the Purchaser with (i) non-public analyses prepared for a person who has made an Acquisition Proposal with respect to business or financial synergies unique to such person, or (ii) non-public financial or similar information of a person who has made an Acquisition Proposal.

   (b) Nothing contained in this Section 7.3 shall prohibit (i) the Company from, in response to an unsolicited, bona fide written Acquisition Proposal that the Company Board concludes in good faith may reasonably lead to a Superior Proposal (as hereinafter defined), engaging in discussions or participating in negotiations with, and furnishing information and access to, the party making such Acquisition Proposal.


                                     III-23

   (c) Notwithstanding the foregoing, nothing contained in this Section 7.3 shall require the Company Board on behalf of the Company (i) to act, or refrain from acting, in any manner which, in the opinion of such Company Board, would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (ii) to fail to comply with Rule 14d-9 or 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, or
(iii) to fail to make any public statement required by Law or the requirements of the Exchange Act.

   (d) Notwithstanding anything contained in this Agreement to the contrary, any action by the Company Board or the Transaction Committee permitted by, and taken in accordance with, Section 7.3(b) or Section 7.3(c) shall not constitute a breach of this Agreement by the Company. Nothing in Section 7.3(b) or Section 7.3(c) shall (i) permit the Company to terminate this Agreement (except as provided in Article IX hereof) or (ii) affect any other obligations of the Company under this Agreement.

   SECTION 7.4 PUBLIC ANNOUNCEMENTS. Each of the Purchaser and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with Nasdaq, as determined by the Purchaser or the Company, as the case may be. Notwithstanding the foregoing, the Purchaser and the Company agree that the initial press release to be released in the United States shall be a joint press release of the Purchaser and the Company in form and substance mutually agreeable to the Purchaser and the Company.

   SECTION 7.5 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty not so qualified, to be untrue or inaccurate in any respect at or prior to the Closing Date, (ii) any material failure of the Purchaser or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Closing Date, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of it taken as a whole to which it is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any Material Adverse Effect in their respective financial condition, properties, businesses, results of operations or prospects, taken as a whole, other than changes resulting from general economic conditions; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 7.5 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   SECTION 7.6 SEC FILINGS. Each of the Purchaser and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by such party with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

   SECTION 7.7 ANTITAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Offer or the Merger, each of the Purchaser and the Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Offer or the Merger.


                                     III-24

   SECTION 7.8 HSR ACT. (a) Each party hereto shall (i) take promptly all actions necessary to make the filings required of it or any of its affiliates under any applicable Antitrust Laws (as defined herein) in connection with this Agreement and the transactions contemplated hereby, (ii) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its affiliates from any Antitrust Authority (as defined herein) and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

   (b) Each party hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, "reasonable best efforts" shall include, without limitation: (i) in the case of each of the Purchaser and the Company:

     (A) filing with the appropriate Antitrust Authorities no later than the fifth day following the date hereof a Notification and Report Form with respect to the transactions contemplated by this Agreement; and

     (B) if the Purchaser or the Company receives a formal request for information and documents from an Antitrust Authority, substantially complying with such formal request within 60 days following the date of its receipt thereof or such shorter period as is required by applicable Antitrust Laws; and

(ii) in the case of the Company only, subject to Purchaser's compliance with clause (i) above, not frustrating or impeding the Purchaser's strategy or negotiating positions with any Antitrust Authority.

   (c) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other governmental or regulatory authority regarding any of the transactions contemplated hereby.

   (d) For purposes of this Agreement, (i) "Antitrust Authorities" means the Federal Trade Commission, the Antitrust Division, the attorneys general of the several states of the United States and any other governmental authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws and (ii) "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

   SECTION 7.9 TAX ASSESSMENTS. All proposed Tax assessments received by the Company prior to the date hereof shall either be paid in full prior to the Effective Time or shall be dismissed in an official writing by the appropriate taxing authority prior to the Effective Time. Furthermore, in the event the Company has received prior to the date hereof an inquiry from a taxing authority that could result in an assessment of Tax, the Company shall have received prior to the Effective Time a written confirmation from such taxing authority that no assessment will be made as a result of such inquiry and the Company's response thereto.

   SECTION 7.10 DIRECTORS' AND OFFICERS' INSURANCE. (a) For a period of six years from the Closing Date (and until the disposition of any claims made during, and remaining outstanding at the end of, such six-year period), the Purchaser shall and shall cause the Surviving Corporation, to the fullest extent permitted under the KGCC, to indemnify and hold harmless each present and former director and officer of the Company against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), whether civil, administrative or

                                     III-25
investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director of the Company occurring prior to the Closing Date (including the transactions contemplated by this Agreement).

   (b) The articles of incorporation and the bylaws (or other similar governing instrument) of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's articles of incorporation and bylaws (or other similar governing instrument), which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Closing Date were directors, officers, employees or agents of the Company, unless such modification is required by law.

   (c) For a period of six years from the Closing Date, the Surviving Corporation shall either: (i) maintain in effect the Company's current directors' and officers' liability insurance covering those Persons who are currently covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to the Purchaser); (ii) substitute for such Company's directors' and officers' liability policy a directors' and officers' liability policy or policies with at least the same coverage containing terms and conditions which are no less advantageous and which do not result in any gaps or lapses in coverage with respect to matters occurring prior to the Closing Date; or (iii) cause the Purchaser's, directors' and officers' liability insurance then in effect to cover those Persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy.

   SECTION 7.11 DISCLOSURE SCHEDULE. On the date hereof, the Company has delivered to the Purchaser a schedule (the "Company Disclosure Schedule"). The Company Disclosure Schedule constitutes an integral part of this Agreement and modifies the representations, warranties, covenants or agreements of the Company hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Company Disclosure Schedule. The Company shall have the right prior to the Closing Date to modify the Company Disclosure Schedule, but only to the extent to reflect information learned or received first by the Company subsequent to the date of execution by the Company of this Agreement. For purposes of clarification, the Company may not modify the Company Disclosure Schedule pursuant to this Section 7.11 to include information known to the Company on or before the date of execution by the Company of this Agreement.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

   SECTION 8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to consummate the Merger contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

   (a) This Agreement and the Merger shall have been approved and adopted by the Company Requisite Vote, if required by applicable Law.

   (b) Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated and no action shall have been instituted by any Antitrust Authority challenging or seeking to enjoin the consummation of the transactions contemplated hereby, which action shall have not been withdrawn or terminated.

   (c) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or

                                     III-26
permitting such consummation only subject to any condition or restriction that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or an effect on the Purchaser and its Subsidiaries that, were such effect applied to the Company, has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company) and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Law.

   (d) The conditions specified in Annex A attached hereto shall have been fulfilled or waived in whole or in part by the party being benefited thereby.

   (e) The Purchaser or its affiliates shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer (provided that such shall be a condition to Purchaser's obligation to consummate the Merger only if Purchaser shall have complied with its obligations to purchase Shares under this Agreement).

                                   ARTICLE IX

                         TERMINATION; AMENDMENT; WAIVER

   SECTION 9.1 TERMINATION. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

   (a) By the mutual written consent of the Purchaser and the Company;

   (b) By either of the Company or the Purchaser if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting any of the Transactions on the terms contemplated by this Agreement, or (ii) any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable.

   (c) By either of the Purchaser or the Company if the Offer has not been consummated on or before the ninetieth (90) day following the commencement of the Offer (or, if such date is not a business day in the United States, the first such business day thereafter) or the Closing Date shall not have occurred on or before the two hundred and tenth (210) day following the commencement of the Offer (or, if such date is not a business day in the United States, the first such business day thereafter); PROVIDED, that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall not have breached in any material respect its obligations under this Agreement on or before such date;

   (d) By either of the Purchaser or the Company if the Company Stockholder Meeting (if required) shall have concluded without approval by 75% of the Company's stockholders of the Offer, Merger and this Agreement; PROVIDED, that the Purchaser may not terminate this Agreement under this Section 9.1(d) if the Shares owned by Parent, Sub or any other subsidiary or affiliate of the Purchaser that can be voted by them under applicable law shall not all have been voted in favor of the Offer, Merger and this Agreement;

   (e) By the Company:

     (i) if the Purchaser shall have terminated the Offer or the Offer expires without the Purchaser purchasing any Shares pursuant thereto; provided, that the Company may not terminate this Agreement pursuant to this Section(e)(i) if the Company is in material breach of this Agreement; or

     (ii) if there shall have been a material breach by the Purchaser or Sub of any of its representations, warranties, covenants or agreements contained in this Agreement which, individually or in the aggregate, would or would be reasonably likely to result in a Material Adverse Effect; or


                                     III-27

     (iii) if the Company Board shall have approved or recommended to the Company's stockholders any Superior Proposal; or

   (f) By the Purchaser:

     (i) if prior to the purchase of the Shares pursuant to the Offer, (A) the Company Board or the Transaction Committee shall have withdrawn, or modified or changed in a manner adverse to the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended or approved an Acquisition Proposal;

     (ii) if the Purchaser shall have terminated the Offer without the Purchaser purchasing any Shares thereunder; provided that the Purchaser may not terminate this Agreement pursuant to this Section 9.1(f)(ii) if the Purchaser is in material breach of this Agreement; or

     (iii) if there shall have been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement which, individually or in the aggregate, would or would be reasonably likely to result in a Material Adverse Effect.

   SECTION 9.2 EFFECT OF THE TERMINATION. In the event of termination of this Agreement by either the Purchaser or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Purchaser, Sub or the Company, other than the provisions of this Section 9.2 and Section 9.3 and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

   SECTION 9.3 FEES AND EXPENSES. (a) Except as provided below, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

   (b) If the Purchaser terminates this Agreement pursuant to Section 9.1(f)(i) or if the Company terminates this Agreement pursuant to Section 9.1(e)(iii), then the Company shall pay, or cause to be paid to the Purchaser, at the time of termination, a termination fee of $2,000,000, it being agreed that no fees or expenses incurred by the Purchaser in connection with the Offer, the Merger or this Agreement in excess of such amount shall be payable by the Company. Any payments required to be made pursuant to this Section 9.3 shall be made by wire transfer of same day funds to an account designated by the Purchaser.

   (c) The Company shall pay any transfer, recording, registration and other fees and similar taxes incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

   (d) The Company acknowledges that the agreements contained in this Section
9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Purchaser and the Company would not have entered into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.3, and, in order to obtain such payment, the Purchaser commences a suit which results in a judgment against the Company for the fees set forth in this Section 9.3, the Company shall pay to the Purchaser its costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate as published in the Wall Street Journal in effect from time to time during such period plus two percent.

   SECTION 9.4 AMENDMENT. This Agreement may be amended by action taken by the Purchaser and the Company at any time before or after approval of the Merger and approval and adoption of this Agreement by the Company Requisite Vote but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.


                                     III-28

   SECTION 9.5 EXTENSION; WAIVER. At any time prior to the Closing Date, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE X

                                 MISCELLANEOUS

   SECTION 10.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Closing Date, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing Date and this Article X. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Company, the Purchaser or Sub shall be under any liability whatsoever with respect to any such representation or warranty.

   SECTION 10.2 ENTIRE AGREEMENT; ASSIGNMENT. (a) This Agreement, including the documents, schedules (including, without limitation, the Disclosure Schedule), certificates and instruments referred to herein constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

   (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise; PROVIDED, HOWEVER, that the Purchaser, if consented to or approved in writing by the Company (which consent or approval shall not be unreasonably withheld), may assign any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary, but no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns and the indemnified parties set forth in Section 7.10.

   SECTION 10.3 NOTICES. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given,
(i) five (5) business days after being sent by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; PROVIDED, that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one (1) business day after being sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

  if to the Purchaser to:  ASA Environment and Energy Holding, A.G.
                           Avda. de la Buhaira, 2
                           41018 Sevilla, Spain
                           Attention:Joaquin Coronado Galdos
                           and
                           Joaquin Alarcon de la Lastra
                           Facsimile:+34 (95) 493 70 16


                                     III-29
  with a copy to:          Squire, Sanders & Dempsey L.L.P.
                           4900 Key Tower
                           127 Public Square
                           Cleveland, Ohio 44114-1304
                           Attention:Laura D. Nemeth
                           Facsimile:(216) 479-8793

  if to the Company, to:   High Plains Corporation
                           200 W. Douglas, Suite 820
                           Wichita, Kansas 67202
                           Attention:Christopher Standlee
                           Facsimile:(316) 269-4008

  with a copy to:          Lommen, Nelson, Cole & Stageberg, P.A.
                           80 South Eighth Street
                           1800 IDS Center
                           Minneapolis, MN 55402
                           Attention:Roger V. Stageberg
                           Facsimile:(612) 339-8064

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above. A "business day" is any day other than a Saturday, Sunday or U.S. Federal holiday.

   SECTION 10.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Kansas, without giving effect to the choice of Law principles thereof.

   SECTION 10.5 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

   SECTION 10.6 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 7.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

   SECTION 10.7 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, then (a) if necessary, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

   SECTION 10.8 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Kansas or in Kansas state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in

                                     III-30
the State of Kansas or in Kansas state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Kansas, and (d) hereby agrees to waive a trial by jury.

   SECTION 10.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

   SECTION 10.10 INTERPRETATION. (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

   (b) The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 1, 2001. The phrase "made available" in this Agreement shall mean that the information referred to has been actually delivered to the party to whom such information is to be made available.

   (c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

   SECTION 10.11 DEFINITIONS. (a) "Acquisition Proposal" means an offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company, taken as a whole, in a single transaction or series of related transactions;
(iii) any tender offer or exchange offer for 10 percent or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

   (b) "Beneficial Ownership" or "Beneficially Own" shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

   (c) "Lien" means, with respect to any assets (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

   (d) "Material Adverse Effect" shall mean with respect to the Company or the Purchaser, any event, change, occurrence, fact or circumstance which is or which would reasonably be expected to lead to an adverse change in any current or future financial statements of the Company or the Purchaser, as the case may be,

                                     III-31
which is material to the Company, or the Purchaser, taken as a whole, as the case may be, other than any change or effect (A) arising out of general economic or political conditions or (B) arising out of any change in the market price of the Shares or in the Purchaser's stock.

   (e) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

   (f) "Subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general or managing partner, or (ii) a majority of the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

   (g) "Superior Proposal" means an Acquisition Proposal relating to the acquisition of a majority of the outstanding voting securities, or all or substantially all of the assets, of the Company with respect to which the Company Board shall have concluded in good faith represents superior value, from a financial point of view, to the Company and its stockholders as compared to the Offer and the Merger.

                            [Signature page follows]

                                     III-32

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          HIGH PLAINS CORPORATION

                                                    /s/ Gary Smith
                                          By: _________________________________

                                                        Gary Smith
                                          Name: _______________________________

                                                       President/CEO
                                          Title: ______________________________

                                          ASA ENVIRONMENT AND ENERGY HOLDING,
                                           A.G.

                                                  /s/ Joaquin Alarcon
                                          By: _________________________________

                                                      Joaquin Alarcon
                                          Name: _______________________________

                                                   By Power of Attorney
                                          Title: ______________________________

                                          ABENGOA BIOFUELS CORP.

                                                 /s/ Joaquin Coronado
                                          By: _________________________________

                                                     Joaquin Coronado
                                          Name: _______________________________

                                                         President
                                          Title: ______________________________

                                          ABENGOA, S.A.

                                                 /s/ Joaquin Coronado
                                          By:__________________________________

                                                     Joaquin Coronado
                                          Name: _______________________________

                                                   By Power of Attorney
                                          Title: ______________________________


                                     III-33

                                                                         ANNEX A

                            CONDITIONS TO THE OFFER

   Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger of which this Annex A is a part. Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and, subject to the terms of the Agreement, may delay acceptance for payment or terminate the Offer and not accept for payment any tendered Shares, if at any time on or after the date of the Agreement and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following events shall occur:

   (a) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any suit, action or proceeding shall be taken by any Governmental Entity (i) seeking to prohibit or impose any material limitations on the Purchaser's ownership or operation (or that of any of its Subsidiaries or affiliates) of all or a material portion of its or the Company's businesses or assets, (ii) seeking to compel the Purchaser or its Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or the Purchaser and the Subsidiaries of the Purchaser, in each case taken as a whole, (iii) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Agreement, (iv) seeking to obtain from the Company any damages that would be reasonably likely to have a Material Adverse Effect on the Company, (v) seeking to impose material limitations on the ability of the Purchaser, or rendering the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (vi) imposing material limitations on the ability of the Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (vii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or, as a result of the transactions contemplated by the Agreement, the Purchaser and its Subsidiaries; or

   (b) there shall have occurred (1) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (2) any limitation or proposed limitation (whether or not mandatory) by any United States governmental authority or agency that has a long term catastrophic effect generally on the extension of credit by banks or other financial institutions, (3) any change in general financial bank or capital market conditions which has a long term catastrophic effect on the ability of financial institutions in the United States to extend credit or syndicate loans; or

   (c) the representations and warranties of the Company set forth in the Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), or the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate, or the failure to perform or comply with such obligations, agreements or covenants, do not, individually or in the aggregate, have a Material Adverse Effect on the Company or a materially adverse effect on the ability to consummate the Offer or the Merger; or

   (d) The Company's Board of Directors or the Transaction Committee (i) shall have withdrawn, or modified or changed in a manner adverse to the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Agreement or the Merger, (ii) shall have recommended an Acquisition Proposal, (iii) shall have adopted any resolution to effect any of the foregoing, or (iv) upon request of the Purchaser, shall fail to reaffirm its approval or recommendation of the Offer, the Agreement or the Merger; or

                                     III-34

   (e) the Agreement shall have been terminated in accordance with its terms;
or

   (f) the Purchaser shall not have received in the Offer sufficient Shares to bring the number of shares of the Company Common Stock owned by the Purchaser on the Offer expiration date equal to or greater than 81% of the total shares of Company Common Stock then issued and outstanding;

   The foregoing conditions are for the sole benefit of the Purchaser and may be waived by the Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of the Purchaser. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                     III-35

The letter of transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of High Plains or such stockholder's broker, dealer, bank, trust company or other nominee to the depositary at one of its addresses set forth below.

                        The depositary for the offer is:

                    American Stock Transfer & Trust Company

         By Mail:           By Overnight Courier:             By Hand:



American Stock Transfer & American Stock Transfer &  American Stock Transfer &
      Trust Company             Trust Company              Trust Company
      59 Maiden Lane      6201 15th Ave., 3rd Floor        59 Maiden Lane
 New York, New York 10038  Brooklyn, New York 11219   New York, New York 10038
                               Attn: Reorg Dept

                           By Facsimile Transmission:

                                 (718) 234-5001

                   Confirm Receipt of Facsimile by Telephone:

                            (718) 921-8200, Ext 6820
                                       or
                            (800) 937-5449, Ext 6820

Questions and requests for assistance may be directed to the information agent or the dealer manager at their respective telephone numbers and locations listed below. Additional copies of this offer to purchase, the letter of transmittal, the notice of guaranteed delivery or any other tender offer materials may be obtained from the information agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the offer.

                    The information agent for the offer is:

                           [LOGO] MORROW & CO., INC.

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Call Collect (212) 754-8000
                 Banks and Brokerage Firms Call: (800) 654-2468
                    Stockholders Please Call: (800) 607-0088
                         E-mail: HIPC.INFO@morrowco.com

                      The dealer manager for the offer is:

                     [LOGO] Banc of America Securities LLC

                               9 West 57th Street
                               New York, NY 10019
                              Call: (212) 583-8537